Exhibit (a)(1)(i)
Offer to Purchase for Cash by
Premiere Global Services, Inc. of Up to 11,857,707 Shares of Its Common Stock At a Purchase Price of $12.65 Per Share

     THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MONDAY, MAY 21, 2007, UNLESS THE OFFER IS EXTENDED.

Premiere Global Services, Inc., a Georgia corporation (“Premiere Global,” the “Company,” or “we” ), hereby invites its shareholders to tender up to 11,857,707 shares of its Common Stock, par value $0.01 per share (the “Common Stock”), for purchase by the Company at a price of $12.65 per share, net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in this Offer to Purchase and in the related Letter of Transmittal (which together, as they may be amended or supplemented from time to time, constitute the “Offer”). Upon the terms and subject to the conditions of the Offer to Purchase, including the provisions thereof relating to “odd lot” priority, proration and conditional tender provisions described in this Offer to Purchase, the Company will purchase all shares validly tendered and not withdrawn. Shares tendered but not purchased in the Offer will be returned to the tendering shareholders at our expense promptly after the expiration of the Offer. See Section 1.

We reserve the right, in our sole discretion, to purchase more than 11,857,707 shares in the Offer, and to increase the maximum aggregate purchase price, subject to applicable law. In accordance with the rules of the Securities and Exchange Commission (the “SEC”), we may purchase an additional amount of shares not to exceed 2% of the outstanding shares (approximately 1,407,250 shares as of April 19, 2007) without amending or extending the Offer. See Section 1.

The shares are listed and traded on the New York Stock Exchange under the trading symbol “PGI.” On April 19, 2007, the last full trading day prior to the announcement of the Offer, the last reported sale price of our shares of Common Stock was $11.25 per share. Shareholders are urged to obtain current market quotations for the shares of Common Stock before deciding whether to tender their shares of Common Stock. See Section 8.

The Offer is not conditioned on any minimum number of shares being tendered. the Offer is, however, subject to other conditions. See Section 7.

All of our directors and executive officers have advised us that they do not intend to tender shares pursuant to the Offer. See Section 11.

OUR BOARD OF DIRECTORS HAS APPROVED THE OFFER. HOWEVER, NONE OF THE COMPANY, OUR BOARD OF DIRECTORS, THE DEALER MANAGERS, THE INFORMATION AGENT OR THE DEPOSITARY ARE MAKING ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER. IN DOING SO, YOU SHOULD READ CAREFULLY THE INFORMATION IN, OR INCORPORATED BY REFERENCE IN, THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING THE PURPOSES AND EFFECTS OF THE OFFER. SEE SECTION 2. YOU SHOULD ALSO DISCUSS WHETHER TO TENDER YOUR SHARES, AND IF SO, HOW MANY SHARES TO TENDER WITH YOUR TAX ADVISOR, FINANCIAL ADVISOR AND/OR BROKER.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION OR PASSED UPON THE MERITS OR FAIRNESS OF SUCH TRANSACTION OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Questions and requests for assistance may be directed to Innisfree M&A Incorporated, our Information Agent for this Offer or to the Dealer Managers at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery should be directed to the Information Agent.

The Dealer Managers for the Offer are:
Banc of America Securities LLC	Wachovia Securities
April 23, 2007

IMPORTANT

If you want to tender all or part of your shares, you must do one of the following before the Offer expires at 5:00 p.m., New York City time, on Monday, May 21, 2007 (unless the Offer is extended):

  If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and request that the nominee tender your shares for you;
  If you hold certificates registered in your own name, complete and sign a Letter of Transmittal according to its instructions, and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the Letter of Transmittal, to American Stock Transfer & Trust Company, the Depositary for the Offer;
  If you are a participant in the Premiere Global Services, Inc. 401(k) Plan, which we call the “401(k) Plan” in this Offer to Purchase, and you wish to tender any of the shares allocable to the units in your 401(k) Plan account, follow the instructions described in Section 3 and the separate materials related to the 401(k) Plan enclosed with this Offer to Purchase;
  If you are an institution participating in The Depository Trust Company, which we call the “Book-Entry Transfer Facility” in this Offer to Purchase, tender your shares according to the procedure for book-entry transfer described in Section 3; or
  If you are a holder of vested options, you may exercise your vested options and tender any of the shares issued upon exercise. You must exercise your options sufficiently in advance of the Expiration Date to receive your shares in order to tender.

     If you want to tender your shares but (1) the certificates for your shares are not immediately available or cannot be delivered to the Depositary by the expiration of the Offer, (2) you cannot comply with the procedure for book-entry transfer by the expiration of the Offer, or (3) your other required documents cannot be delivered to the Depositary by the expiration of the Offer, you can still tender your shares if you comply with the guaranteed delivery procedures described in Section 3.

     WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE RELATED LETTER OF TRANSMITTAL. YOU SHOULD NOT RELY ON ANY RECOMMENDATION, OR ANY SUCH REPRESENTATION OR INFORMATION, AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY MEMBER OF OUR BOARD OF DIRECTORS, THE DEALER MANAGERS, THE INFORMATION AGENT OR THE DEPOSITARY.

     We are not making the tender offer to (nor will we accept any tender of shares from or on behalf of) holders in any jurisdiction in which the making of the tender offer or the acceptance of any tender of shares would not be in compliance with the laws of such jurisdiction. However, we may, at our discretion, take such action as we may deem necessary for us to make the tender offer in any such jurisdiction and extend the tender offer to holders in such jurisdiction.

     Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent, Innisfree M&A Incorporated, at its address and telephone number set forth on the back cover of this Offer to Purchase.

ii

TABLE OF CONTENTS
			Page No.
Summary Term Sheet			1
Forward-Looking Statements			10
Introduction			12
The Offer			13
1	.	Number of Shares; Purchase Price; Proration	13
2	.	Purpose of the Tender Offer; Certain Effects of the Tender Offer	15
3	.	Procedures for Tendering Shares	17
4	.	Withdrawal Rights	21
5	.	Purchase of Shares and Payment of Purchase Price	22
6	.	Conditional Tender of Shares	23
7	.	Conditions of the Offer	23
8	.	Price Range of Shares; Dividends	25
9	.	Source and Amount of Funds	25
10	.	Certain Information Concerning Us	27
11	.	Interests of Directors and Executive Officers; Transactions and Arrangements
		Concerning the Shares	28
12	.	Effects of the Offer on the Market for Shares; Registration under the Exchange Act	31
13	.	Certain Legal Matters; Regulatory Approvals	32
14	.	Certain United States Federal Income Tax Consequences	32
15	.	Extension of the Offer; Termination; Amendment	37
16	.	Fees and Expenses	38
17	.	Miscellaneous	39

iii

SUMMARY TERM SHEET

     This Summary Term Sheet highlights certain material information in this Offer to Purchase, but you should realize that it does not describe all of the details of the Offer to the same extent described elsewhere in this Offer to Purchase. We urge you to read the entire Offer to Purchase and the related Letter of Transmittal because they contain the full details of the Offer. We have included references to the sections of this Offer to Purchase where you will find a more complete discussion. The Company is at times referred to as “Premiere Global,” “we,” “our” or “us.” We refer to the shares of our common stock, par value $0.01 per share, as the “Common Stock.”

Who is offering to purchase my securities?	Premiere Global is offering to purchase your shares of Common Stock. See Section 1.

What will be the purchase price for the Common Stock and what will be the form of payment?

We will pay $12.65 in cash, less any applicable withholding taxes and without interest, for each share of Common Stock we purchase pursuant to the Offer.

If your shares are purchased in the Offer, you will be paid the purchase price, in cash, less any applicable withholding taxes and without interest, promptly after the expiration of the Offer. Under no circumstances will we pay interest on the purchase price, even if there is any delay in making payment. See Section 1 and Section 5.

How many shares will the Company purchase in the Offer?

We will purchase up to 11,857,707 shares in the Offer (representing approximately 17% of our outstanding Common Stock) or, if fewer shares are tendered, such lesser number of shares as are properly tendered and not properly withdrawn. If more than 11,857,707 shares are tendered, we will purchase shares on a pro rata basis, except for “odd lots” (lots held by beneficial or record owners of less than 100 shares), which we will purchase on a priority basis. We expressly reserve the right to purchase additional shares in the Offer, subject to applicable law. See Section 1. The Offer is not conditioned on any minimum number of shares being tendered but is subject to other conditions. See Section 7. In accordance with the rules of the SEC, we may purchase an additional amount of shares not to exceed 2% of the outstanding shares (approximately 1,407,250 shares as of April 19, 2007) without amending or extending the Offer. If we purchase additional shares in the Offer that represent more than 2% of the outstanding shares of Common Stock, we must amend the Offer and notify you of our plans to purchase the additional shares and extend the Offer so that at least 10 business days remain in the Offer following the amendment and notify you of our plans to purchase the additional shares.

What is the purpose of the Offer?

The Company’s Board of Directors, with the assistance of independent financial advisors, reviewed its strategic plan, its projected use of cash flows for, among other things, capital expenditures, acquisitions, debt repayment and share repurchases, and a variety of alternatives for using the Company’s available financial resources and determined that the tender offer is a prudent use of capital that delivers immediate value to its shareholders and enables the Company to continue to support growth of its businesses and the execution of its strategic plan. The Offer price represents a premium of approximately 10% above the average closing stock price over the last ten trading days prior to the announcement of the Offer.

The Board of Directors considered the Company’s existing and anticipated capital structure and financial position, including outstanding Common Stock, debt and debt structure, financial ratios and anticipated cost and availability of financing, as well as credit ratings, the market price of the Common Stock and the Company’s operations, strategy and expectations for the future. The Board believes that incurring debt to fund the Offer is a prudent use of the Company’s financial resources and an effective means of providing value to the Company’s shareholders. The Company currently projects the Offer will be accretive to its diluted earnings per share. See Section 2.

The Board of Directors believes that the Offer represents a mechanism to provide all of the Company’s shareholders with the opportunity to tender all or a portion of their shares and, thereby, receive a return of some or all of their investment if they so elect. The Offer provides shareholders (particularly those who, because of the size of their shareholdings, might not be able to sell their shares without potential disruption to the share price) with an opportunity to obtain liquidity with respect to all or a portion of their shares without potential disruption to the share price. In addition, if we complete the Offer, shareholders who do not participate in the Offer will automatically increase their relative percentage ownership interest in the Company and its future operations.

The Offer also provides shareholders with an efficient way to sell their shares without incurring broker’s fees or commissions associated with open market sales. Furthermore, odd lot holders who hold shares registered in their names and tender their shares directly to the Depositary and whose shares are purchased in the Offer will avoid any applicable odd lot discounts that might otherwise be payable on sales of their shares. See Section 1 and Section 2.

How will the Company pay for the shares?

Assuming we purchase 11,857,707 shares in the Offer, approximately $150 million will be required to purchase such shares. We will obtain all of the funds necessary to purchase shares tendered in the Offer, and to pay related fees and expenses, from our existing line of credit, which has been amended to accommodate the Offer. See Section 9.

How long do I have to tender my shares?

You may tender your shares until the Offer expires. The Offer will expire on Monday May 21, 2007, at 5:00 p.m., New York City time, which we refer to as the “Expiration Date,” unless we extend the Offer. See Section 1. We may choose to extend the Offer at any time and for any reason. We cannot assure you, however, that we will extend the Offer or, if we extend it, for how long. See Section 1 and Section 15. If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it may have an earlier deadline for accepting the Offer. We urge you to contact the broker, dealer, commercial bank, trust company or other nominee that holds your shares to find out its deadline.

Participants in our 401(k) Plan must follow the separate direction form sent to them to direct the tender of their shares held in the 401(k) Plan. Although the Offer will remain open to all shareholders until the Expiration Date, if Ellen Philip Associates, Inc., the Independent Tabulation Agent for the 401(k) Plan, does not receive a participant’s instructions by 4:00 p.m., New York City time, on Wednesday, May 16, 2007, the trustee will not tender shares attributable to the participant’s account. Participants are urged to read the “Letter to Participants in the Premiere Global Services, Inc. 401(k) Plan” and the separate direction form carefully.

Can the Offer be extended, amended or terminated, and if so, under what circumstances?

Yes. We can extend or amend the Offer in our sole discretion. If we extend the Offer, we will delay the acceptance of any shares that have been tendered and withdrawal rights will continue during any extension. See Section 14 and Section 15. In addition, we can terminate the Offer under certain circumstances. See Section 7 for a detailed list of conditions to our Offer.

How will I be notified if you extend the Offer or amend the terms of the Offer?

If we extend the Offer, we will issue a press release not later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Date of the Offer. We will announce any amendment to the Offer by making a public announcement of the amendment. See Section 15.

What is the recent market price for the shares?

We publicly announced the tender offer after the close of business on April 19, 2007. On April 19, 2007, the reported closing price per share of our Common Stock on the New York Stock Exchange was $11.25. On April 20, 2007, the last trading day prior to the commencement of this Offer, the reported closing price per share of our Common Stock on the New York Stock Exchange was $11.99. We urge you to obtain current market quotations for the Common Stock. See Section 8.

Are there any conditions to the Offer?

Yes. The Offer is subject to conditions, such as the absence of court and governmental action prohibiting the tender offer and of changes in general market conditions or our business that, in our judgment, are or may be materially adverse to us. See Section 7.

Following the Offer, will Premiere Global continue as a public company?

Yes. The completion of the Offer in accordance with its terms and conditions will not cause Premiere Global to be delisted from the New York Stock Exchange or to stop being subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). See Section 12.

How do I tender my shares?

If you want to tender all or part of your shares, you must do one of the following before 5:00 p.m., New York City time, on Monday, May 21, 2007 or any later time and date to which the Offer may be extended:

  If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and request that the nominee tender your shares for you;
  If you hold certificates registered in your own name, complete and sign a Letter of Transmittal according to its instructions, and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the Letter of Transmittal, to the Depositary at the address appearing on the back cover page of this Offer to Purchase;
  If you are a participant in the Premiere Global Services, Inc. 401(k) Plan, which we refer to in this Offer to Purchase as the “401(k) Plan,” and you wish to tender any of the shares allocable to the units in your individual 401(k) Plan account, follow the instructions described in Section 3 and the separate materials related to the 401(k) Plan enclosed with this Offer to Purchase;
  If you are an institution participating in the Book-Entry Transfer Facility, tender your shares according to the procedure for book-entry transfer described in Section 3; or
  If you are a holder of vested options, you may exercise your vested options and tender any shares issued upon such exercise. Options cannot be tendered in the Offer. If you executed a broker-assisted “sell-to-cover” exercise of an option, you will only be able to tender the net shares that you hold after settlement of the exercise and any applicable withholding taxes. You must exercise your options sufficiently in advance of the Expiration Date to receive your shares in order to tender.

If you want to tender your shares, but

  the certificates for your shares are not immediately available or cannot be delivered to the Depositary by the expiration of the Offer;
  you cannot comply with the procedure for book-entry transfer by the expiration of the Offer; or

your other required documents cannot be delivered to the Depositary by the expiration of the Offer;

you can still tender your shares if you comply with the guaranteed delivery procedure described in Section 3. Please note that Premiere Global will not purchase your shares in the Offer unless the Depositary receives the required documents prior to the expiration of the tender offer. If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely they have an earlier deadline for you to act to instruct them to accept the tender Offer on your behalf. We urge you to contact your broker, dealer, commercial bank, trust company or other nominee to find out their applicable deadline.

You may contact the Information Agent, the Dealer Managers or your broker, bank or other nominee for assistance. The contact information for the Information Agent and the Dealer Managers is set forth on the back cover of this Offer to Purchase. See Section 3 and the Instructions to the Letter of Transmittal.

How do holders of vested stock options for Common Stock participate in the Offer?

Options to purchase Common Stock cannot be tendered in the Offer. If you hold vested but unexercised options, you may exercise those options for cash in accordance with the terms of the applicable stock option plans and tender the shares received upon such exercise in accordance with the Offer. If you executed a broker-assisted “sell-to-cover” exercise of an option, you will only be able to tender the net shares that you hold after settlement of the exercise and any applicable withholding taxes. You must exercise your options sufficiently in advance of the Expiration Date to receive your shares in order to tender timely. An exercise of an option cannot be revoked even if shares received upon the exercise of the option and tendered in the Offer are not purchased in the Offer for any reason. You should evaluate this Offer to Purchase carefully to determine if participation would be advantageous to you based on your stock option exercise prices, the date of your stock option grants and the years left to exercise your options, the range of tender prices and the provisions for pro rata purchases by Premiere Global described in Section 1. We strongly encourage you to discuss the Offer with your tax advisor, financial advisor and/or broker. See Section 3.

Once I have tendered shares in the Offer, may I withdraw my tendered shares?

Yes. You may withdraw any shares you have tendered at any time before the expiration of the Offer. The Offer will expire at 5:00 p.m., New York City time, on Monday, May 21, 2007 unless we extend the Offer, in which case you can withdraw your shares until the expiration of the Offer as extended. If we have not accepted for payment the shares you have tendered to us, you may also withdraw your shares at any time after forty (40) business days from the date hereof. See Section 4.

If you are a participant in the 401(k) Plan, you may withdraw the tender of any shares allocable to the units in your individual 401(k) Plan account that you have given instructions to tender at any time before 4:00 p.m., New York City time, on Wednesday, May 16, 2007, unless we extend the Offer, in which case you may withdraw the tender of shares allocable to the units in your individual 401(k) Plan account until 4:00 p.m., New York City time, on the day which is three business days prior to the expiration of the Offer, as extended. See Section 4 and the “Letter to Participants in Premiere Global Servic es, Inc. 401(k) Plan” sent to 401(k) Plan participants along with this Offer to Purchase.

How do I withdraw shares I previously tendered?
To properly withdraw shares, you must deliver on a timely basis a written notice of your withdrawal to the Depositary at one of the addresses appearing on the back cover of this Offer to Purchase. Your notice of withdrawal must specify your name, the number of shares to be withdrawn and the name of the registered holder of the shares. Some additional requirements apply if the certificates for shares to be withdrawn have been delivered to the Depositary or if your shares have been tendered under the procedure for book- entry transfer set forth in Section 3.

In what order will you purchase the tendered shares?

We will purchase shares:

  First, from all holders of “odd lots” of less than 100 shares who properly tender all of their shares and do not properly withdraw them before the Expiration Date;
  Second, from all other shareholders who properly tender shares and do not properly withdraw them before the expiration of the Offer, on a pro rata basis, subject to the conditional tender provisions described in Section 6; and
  Third, only if necessary to permit us to purchase 11,857,707 shares (or such greater number of shares as we may elect to purchase, subject to applicable law) from holders who have tendered shares subject to the condition that a specified minimum number of the holder’s shares be purchased if any of the holder’s shares are purchased in the Offer as described in Section 6 (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, shareholders whose shares are conditionally tendered must have tendered all of their shares.

If I own fewer than 100 shares and I tender all of my shares, will I be subject to proration?
If you own beneficially or of record fewer than 100 shares in the aggregate, you properly tender all of these shares before the Offer expires and you complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, we will purchase all of your shares without subjecting them to proration. The preferential treatment of holders of fewer than 100 shares, as described in this Offer to Purchase, will not apply to participants in the 401(k) Plan, regardless of the number of shares allocable to units held within their individual accounts. Likewise, the conditional tender of shares, as described in this Offer to Purchase, will not apply to participants in the 401(k) Plan.

Do Premiere Global’s directors or executive officers intend to tender their shares in the Offer?

All of our directors and executive officers have advised us that they do not intend to tender shares pursuant to the Offer. As a result, the Offer will increase the proportional holdings of our directors and executive officers. However, after expiration of the Offer, our directors and executive officers may, subject to applicable law and applicable policies of the Company, sell their shares in open market transactions at prices that may be more or less favorable than the purchase price to be paid to our shareholders in the Offer. See Section 11.

What does our Board of Directors think of the Offer?

The Company’s Board of Directors has approved the Offer. However, neither the Company nor the Company’s Board of Directors is making any recommendation to you as to whether you should tender or refrain from tendering your shares or as to the purchase price or purchase prices at which you may choose to tender your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and the purchase price or purchase prices at which you will tender them. In doing so, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including our reasons for making the Offer. See Section 2. You should discuss whether to tender your shares with your broker or other financial or tax advisors.

If I decide not to tender, how will the Offer affect my shares?	Shareholders who decide not to tender will own a greater percentage interest in the Company’s outstanding shares following the successful consummation of the Offer. See Section 2.

When and how will you pay me for the shares I tender?

We will pay the purchase price net to the seller, in cash, less applicable withholding taxes and without interest, for the shares we purchase promptly after the Expiration Date. We will pay for the shares accepted for purchase by depositing the aggregate purchase price with the Depositary, promptly after the Expiration Date. The Depositary will act as your agent and will transmit to you the payment for all of your shares accepted for payment. See Section 1 and Section 5.

If I am a participant in the 401(k) Plan, how do I participate in the Offer?

Participants in the 401(k) Plan may not use the Letter of Transmittal to direct the tender of the shares allocable to the units in the participant’s individual 401(k) Plan account, but instead must follow the separate instructions related to those shares in the “Letter to Participants in the Premiere Global Services, Inc. 401(k) Plan” sent to such participants along with this Offer to Purchase. If you are a participant in the 401(k) Plan and wish to have the trustee of the plan tender some or all of the shares allocable to the units in your 401(k)

Plan account, you must complete, execute and return the separate direction form included in the “Letter to Participants in the Premiere Global Services, Inc. 401(k) Plan” at least three business days prior to the expiration of the Offer (which, unless the Offer is extended, will require you to return the form by no later than 4:00 p.m., New York City time, on Wednesday, May 16, 2007). See Section 3.

The proceeds received by the 401(k) Plan from any tender of shares allocable to units in a participant’s plan account will remain in the 401(k) Plan and may be withdrawn only in accordance with the terms of the 401(k) Plan.

Will I have to pay brokerage commissions if I tender my shares?
If you are a registered shareholder and you tender your shares directly to the Depositary, you will not incur any brokerage commissions. If you hold shares through a broker, bank or other nominee, we urge you to consult your broker, bank or other nominee to determine whether any transaction costs are applicable. See the Introduction, Section 3 and Section 16.

Will I have to pay stock transfer tax if I tender my shares?
If you instruct the Depositary in the Letter of Transmittal to make the payment for the shares to the registered holder, we will pay any applicable stock transfer tax and you will not incur any stock transfer tax. See Section 5.

What are the United States federal income tax consequences if I tender my Shares?
Generally, if you are a U.S. Holder (as defined in Section 14), the receipt of cash from us in exchange for the Shares you tender in the Offer will be a taxable event for U.S. federal income tax purposes (and likely will be a taxable event for state and other income tax purposes). The receipt of cash for your tendered Shares will generally be treated for U.S. federal income tax purposes either as (1) a sale or exchange eligible for capital gain or loss treatment or (2) a distribution in respect of stock from the Company. If you are a U.S. Holder, you should complete the Substitute Form W-9 included as part of the Letter of Transmittal. Any tendering shareholder or other payee that fails to complete, sign and return to the Depositary the Substitute Form W-9 included in the Letter of Transmittal (or such other Internal Revenue Service form as may be applicable) may be subject to United States backup withholding. Such withholding would be equal to 28% of the gross proceeds paid to the shareholder or other payee pursuant to the Offer. See Section 3 and Section 14. If you are a Non-U.S. Holder (as defined in Section 14), you will be subject to U.S. federal tax withholding at a rate of 30% on payments received pursuant to the Offer, subject to reduction by applicable treaty or exemption for income that is “effectively connected with a U.S. trade or business,” as evidenced by forms that a Non-U.S. Holder furnishes to the Depositary. See Section 3 and Section 14.

All shareholders should review the discussion in Sections 3 and 14 regarding certain tax issues and consult their tax advisor regarding the tax effects of the Offer.

Who do I contact if I have questions about the Offer?

For additional information or assistance, you may contact Innisfree M&A Incorporated, our Information Agent, or our Dealer Managers, in each case at the telephone numbers and addresses set forth on the back cover of this Offer to Purchase. You may request additional copies of the Offer to Purchase, the Letter of Transmittal and other Offer documents from the Information Agent at the telephone number and address on the back cover of this Offer to Purchase. Participants in our 401(k) Plan who have questions relating to the plans should contact the relevant party set forth in the “Letter to Participants in the Premiere Global Services, Inc. 401(k) Plan” sent separately to each participant of such plans.

THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ CAREFULLY AND IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

FORWARD-LOOKING STATEMENTS

     This Offer contains certain forward-looking statements and information relating to us that are based on the beliefs of our management as well as assumptions made by, and information currently available to, us. These statements include, but are not limited to, statements about our strategies, market opportunities, competition and expected activities and expenditures plans, objectives, expectations, intentions, and assumptions and other statements contained in this Offer that are not historical facts. When used in this document, words such as “may,” “will,” “could,” “should,” “would,” “project,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan” and “project” and similar expressions, as they relate to us are intended to identify forward-looking statements. These statements reflect our current views with respect to future events, are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Further, certain forward-looking statements are based upon assumptions as to future events that may not prove to be accurate and inherently involve risks and uncertainties. In addition, the following factors could cause our actual results to differ materially from those results, performance or achievements that may be expressed or implied by such forward-looking statements.

     These factors include, among other things:

  Completion of the Offer;
  Fluctuations in the market value of the Common Stock;
  Changes in economic and industry conditions that could affect the Company generally, or affect the market price of the Common Stock;
  Our ability to compete based on price and against our existing and future competitors;
  Our ability to respond to rapid technological change and the development of alternatives to our services;
  Market acceptance of new services and enhancements to existing services;
  Costs or difficulties related to the integration of any new or acquired businesses and technologies;
  Concerns regarding the security of transactions and transmitting confidential information over the Internet and public networks;
  Our ability to increase our network capacity to meet customer demands;
  Our services may be interrupted due to failure of the platforms and network infrastructure utilized in providing our services;
  Continued weakness in our legacy broadcast fax services;
  Our ability to efficiently utilize or re-negotiate minimum purchase requirements in our telecommunications supply agreements;
  Increased leverage may harm our financial condition and results of operations;
  Our dependence on our subsidiaries for cash flow may negatively affect our business and our ability to pay amounts due under our indebtedness;
  Our financial performance could cause future write-downs of goodwill or other intangible assets in future periods;
  Assessment of income, state sales and other taxes for which we have not accrued;
  Our ability to attract and retain qualified key personnel;
  Possible adverse results of pending or future litigation or adverse results of current or future infringement claims;
  Our ability to successfully identify suitable acquisition candidates, complete acquisitions, integrate acquired operations into our existing operations or expand into new markets;

  Our ability to protect our proprietary technology and intellectual property rights;
  Legislative or regulatory changes may adversely affect our business;
  Possible adverse results if our services become subject to government regulations applicable to traditional telecommunications service providers;
  Risks associated with expansion of our international operations and fluctuations in currency exchange rates;
  Domestic and international terrorist activity, war and political instability may adversely affect the level of services utilized by our customers and the ability of those customers to pay for services utilized;
  General economic or business conditions, internationally, nationally or in the local jurisdiction in which we are doing business, may be less favorable than expected; and
  Factors described from time to time in our press releases, reports and other filings made with the SEC.

We caution that these factors are not exclusive. Consequently, all of the forward-looking statements made in this Schedule TO and in other documents filed with the SEC are qualified by these cautionary statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this Schedule TO. We take on no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this Schedule TO, or the date of the statement, if a different date. Please refer to the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for information on these and other factors.

INTRODUCTION

To the Holders of Common Stock:

     The Company invites its shareholders to tender up to 11,858,707 shares of Common Stock for purchase by us at a price of $12.65 per share, net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in this Offer to Purchase and in the related Letter of Transmittal, which together, as they may be amended or supplemented from time to time, constitute the “Offer.”

     All shares acquired in the Offer will be acquired at the same purchase price. However, because of the “odd lot” priority, proration (because more than the number of shares we seek may be properly tendered) and conditional tender provisions described in this Offer to Purchase, we may not purchase all of the shares tendered. Shares not purchased in the Offer will be returned to the tendering shareholders at our expense promptly after the expiration of the Offer. See Section 1. We also expressly reserve the right, in our sole discretion, to purchase additional shares subject to applicable legal requirements. See Section 1.

     If you are a holder of vested options, you may exercise your vested options and tender any of the shares issued upon exercise. Options cannot be tendered in the Offer. You must exercise your options sufficiently in advance of the Expiration Date to receive your shares in order to tender timely.

     If you are a participant in the 401(k) Plan and you wish to tender any shares allocable to the units in your 401(k) Plan account, follow the instructions described in Section 3 and the separate materials related to the 401(k) Plan enclosed with this Offer to Purchase.

     Tendering shareholders whose shares are registered in their own names and who tender directly to American Stock Transfer & Trust Company, the Depositary for the Offer, will not be obligated to pay brokerage fees or commissions or, except as set forth in Section 5 hereof, stock transfer taxes on the purchase of shares by us in the Offer. If you own your shares through a bank, broker, dealer, trust company or other nominee and that person tenders shares on your behalf, that person may charge you a fee for doing so. You should consult your bank, broker, dealer, trust company or other nominee to determine whether any charges will apply.

     The Offer is not conditioned on any minimum number of shares being tendered. The Offer is, however, subject to other conditions. See Section 7.

     THE COMPANY’S BOARD OF DIRECTORS HAS APPROVED THE OFFER. HOWEVER, NONE OF THE COMPANY, ANY MEMBER OF THE COMPANY’S BOARD OF DIRECTORS, THE DEALER MANAGERS, THE INFORMATION AGENT OR THE DEPOSITARY, MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER. IN DOING SO, YOU SHOULD READ CAREFULLY THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE OFFER.

SEE SECTION 2.

     You should discuss whether to tender your shares and, if so, how many shares to tender at which you will tender them with your financial and tax advisors.

     All of our directors and executive officers have advised the company that they do not intend to tender shares pursuant to the Offer. As a result, the offer will increase the proportional holdings of our directors and executive officers. However, after expiration of the Offer, our directors and executive officers may, in compliance with applicable law and applicable policies of the company, sell their shares in open market transactions at prices that may be more or less favorable than the purchase price to be paid to our shareholders in the Offer. See Section 11.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE OFFER OR PASSED UPON THE MERITS OR FAIRNESS OF THE OFFER OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE

INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     We will pay all fees and expenses incurred in connection with the Offer by the Dealer Managers, the Information Agent and the Depositary. See Section 16.

     As of April 19, 2007, the Company had 70,362,492 issued and outstanding shares of Common Stock. The 11,857,707 shares that we are offering to purchase pursuant to the Offer represent approximately 17% of the shares of Common Stock outstanding on April 19, 2007. The Company’s shares are traded on the New York Stock Exchange under the symbol “PGI.” On April 19, 2007, the last full trading day prior to the announcement of the Offer, the last reported sale price for the Common Stock on the New York Stock Exchange was $11.25 per share.

     Shareholders are urged to obtain current market quotations for the shares before deciding whether and at what purchase price or purchase prices to tender their shares. See Section 8 and Section 11.

THE OFFER

1. Number of Shares; Purchase Price; Proration.

     Upon the terms and subject to the conditions of the Offer, we will purchase up to 11,857,707 shares of our Common Stock, or such lesser number of shares as are properly tendered and not properly withdrawn in accordance with Section 4 before the Expiration Date, at a price of $12.65 per share, net to the seller in cash, less any applicable withholding taxes and without interest.

     The term “Expiration Date” means 5:00 p.m., New York City time, on Monday, May 21, 2007, unless and until we, in our sole discretion, shall have extended the period of time during which the Offer will remain open, in which event the term “Expiration Date” shall refer to the latest time and date at which the Offer, as so extended by us, shall expire. See Section 15 for a description of our right to extend, delay, terminate or amend the Offer.

     If the tender offer is over-subscribed as described below, shares tendered will be subject to proration. The proration period and withdrawal rights expire on the Expiration Date.

     If we (1) increase or decrease the price to be paid per share, (2) increase the number of shares being sought in the tender offer and such increase in the number of shares being sought exceeds 2% of our outstanding shares, or (3) decrease the number of shares being sought, and the tender offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day (as defined below) from, and including, the date that announcement of any such increase or decrease is first published, sent or given in the manner specified in Section 15, the tender offer will be extended until the expiration of such period of ten business days. A “business day” means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

     The Tender Offer is not conditioned on any minimum number of shares being tendered. The Tender Offer is, however, subject to other conditions. See Section 7.

     We will purchase all shares in the Offer at the same purchase price. We will only purchase shares properly tendered and not properly withdrawn. However, because of the “odd lot” priority, proration and conditional tender provisions of the Offer, we may not purchase all of the shares if more than the number of shares we seek are properly tendered. We will return all shares tendered and not purchased pursuant to the Offer to the tendering shareholders at our expense, promptly following the Expiration Date.

     We expressly reserve the right, in our sole discretion, to purchase more than 11,857,707 shares under the Offer, subject to applicable law. In accordance with the rules of the SEC, we may purchase an additional amount of shares not to exceed 2% of the outstanding shares (approximately 1,407,250 shares as of April 19, 2007). However, if we purchase an additional number of shares in excess of 2% of the outstanding shares, we will amend and extend the Offer in compliance with applicable law. See Section 15.

     In the event of an over-subscription of the Offer as described below, shares tendered prior to the Expiration Date will be subject to proration, except for “odd lots.” The proration period and withdrawal rights also expire on the Expiration Date.

     Priority of Purchases. On the terms and subject to the conditions of the Offer, if more than 11,857,707 shares (or such greater number of shares as we may elect to purchase, subject to applicable law) have been properly tendered and not properly withdrawn before the Expiration Date, we will purchase such properly tendered shares on the basis set forth below:

  First, we will purchase all shares properly tendered and not properly withdrawn by any “odd lot holder,” as described below, who (1) tenders all shares owned beneficially or of record by such “odd lot holder” (tenders of less than all of the shares owned by such “odd lot holder” will not qualify for this preference); and (2) completes the box entitled “Odd Lots” in the related Letter of Transmittal, and if applicable, in the Notice of Guaranteed Delivery;
  Second, subject to the conditional tender provisions described in Section 6, we will purchase all other shares properly tendered by us on a pro rata basis with appropriate adjustment to avoid purchases of fractional shares; and
  Third, only if necessary to permit us to purchase 11,857,707 shares (or such greater number of shares as we may elect to purchase, subject to applicable law) from holders who have properly tendered shares conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, shareholders whose shares are conditionally tendered must have properly tendered and not properly withdrawn all of their shares before the Expiration Date. See Section 6.

     As we noted above, we may elect to purchase more than 11,857,707 shares in the Offer, subject to applicable law. If we do so, the preceding provisions will apply to that greater number of shares.

     Odd Lots. For purposes of the Offer, the term “odd lots” means all shares properly tendered held by a shareholder who owns beneficially or of record an aggregate of fewer than 100 shares who we refer to as an “odd lot holder,” and so certifies in the appropriate place on the related Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery. To qualify for this preference, an odd lot holder must tender all shares owned beneficially or of record by the odd lot holder in accordance with the procedures described in Section 3. As set forth above, odd lots will be accepted for payment before proration, if any, of the purchase of other tendered shares. This preference is not available to partial tenders or to beneficial or record holders of an aggregate of 100 or more shares, even if these holders have separate accounts or certificates representing fewer than 100 shares. By accepting the Offer, an odd lot holder who holds shares in his or her name and tenders his or her shares directly to the Depositary would not only avoid the payment of brokerage commissions, but also would avoid any applicable odd lot discounts in a sale of the holder’s shares. Any odd lot holder wishing to tender all of such odd lot holder’s shares pursuant to the Offer should complete the box entitled “Odd Lots” in the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery. The preferential treatment of holders of fewer than 100 shares, as described in this Offer to Purchase, will not apply to participants in the 401(k) Plan, regardless of the number of shares allocable to units held within their individual accounts. Likewise, the conditional tender of shares, as described in this Offer to Purchase, will not apply to participants in the 401(k) Plan.

     Proration. If proration of tendered shares is required, the Depositary will determine the proration factor promptly following the Expiration Date. Proration for each shareholder tendering shares, other than odd lot holders, will be based on the ratio of the number of shares properly tendered and not properly withdrawn by such shareholder to the total number of shares properly tendered and not properly withdrawn by all shareholders, other than odd lot holders, subject to conditional tenders. The preliminary results of any proration will be announced by press release promptly after the Expiration Date. After the Expiration Date, shareholders may obtain preliminary proration information from the Information Agent and also may be able to obtain the information from their brokers.

     As described in Section 14, the number of shares that we will purchase from a shareholder pursuant to the Offer may affect the United States federal income tax consequences to the shareholder of the purchase and, therefore, may be relevant to a shareholder’s decision whether or not to tender shares. The Letter of Transmittal affords each shareholder who tenders shares registered in such shareholder’s name directly to the Depositary the opportunity to designate the order of priority in which shares tendered are to be purchased in the event of proration as well as the ability to condition such tender on a minimum number of shares being purchased.

     This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of the shares and will be furnished to brokers, dealers, commercial banks, trust companies and other nominees and similar persons whose names, or the names of whose nominees, appear on our shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of shares.

2. Purpose of the Tender Offer; Certain Effects of the Tender Offer.

     Purpose of the Tender Offer.

     The Company’s Board of Directors, with the assistance of independent financial advisors, reviewed its strategic plan, its projected use of cash flows for, among other things, capital expenditures, acquisitions, debt repayment and share repurchases, and a variety of alternatives for using the Company’s available financial resources and determined that the tender offer is a prudent use of capital that delivers immediate value to its shareholders and enables the Company to continue to support growth of its businesses and the execution of its strategic plan. The Offer price represents a premium of approximately 10% above the average closing stock price over the last ten trading days prior to the announcement of the Offer.

     The Board of Directors considered the Company’s existing and anticipated capital structure and financial position, including outstanding Common Stock, debt and debt structure, financial ratios and anticipated cost and availability of financing, as well as credit ratings, the market price of the Common Stock and the Company’s operations, strategy and expectations for the future. The Board believes that incurring debt to fund the Offer is a prudent use of the Company’s financial resources and an effective means of providing value to the Company’s shareholders. The Company currently projects the Offer will be accretive to its diluted earnings per share. See Section 2.

     The Board of Directors believes that the Offer represents a mechanism to provide all of the Company’s shareholders with the opportunity to tender all or a portion of their shares and, thereby, receive a return of some or all of their investment if they so elect. The Offer provides shareholders (particularly those who, because of the size of their shareholdings, might not be able to sell their shares without potential disruption to the share price) with an opportunity to obtain liquidity with respect to all or a portion of their shares without potential disruption to the share price. In addition, if we complete the Offer, shareholders who do not participate in the Offer will automatically increase their relative percentage ownership interest in the Company and its future operations.

     The Offer also provides shareholders with an efficient way to sell their shares without incurring broker’s fees or commissions associated with open market sales. Furthermore, odd lot holders who hold shares registered in their names and tender their shares directly to the Depositary and whose shares are purchased in the Offer will avoid any applicable odd lot discounts that might otherwise be payable on sales of their shares. See Sections 1 and 2.

     The tender offer represents an opportunity for Premiere Global to return cash to shareholders who elect to tender their shares, while at the same time increasing non-tendering shareholders’ proportionate interest in Premiere Global. Premiere Global believes that the tender offer is a prudent use of its financial resources given its business profile, assets and the current market price of the shares, and that investing in its own shares is an attractive use of capital and an efficient means to provide value to its shareholders.

     At the same time, we believe that the purchase of shares pursuant to the Offer represents an attractive investment for the Company, which should not interfere with our ability to maintain the financial flexibility we need to continue to execute our strategy, while complying with the applicable financial covenants.

     We believe that the Offer is consistent with our objective of returning value to shareholders and increasing long-term shareholder value. While the Company believes that the Shares have potential for significant appreciation over the long term, the Company also recognizes that actual experience may differ significantly from the Company’s expectations. In that regard, future events, such as deterioration in existing economic conditions, adverse effects on operations or governmental and regulatory developments could adversely affect our ability to fully implement our strategy. As a result, the Company recognizes that some shareholders may desire liquidity.

     The Offer will reduce our “public float” (the number of shares owned by non-affiliate shareholders and available for trading in the securities markets), and is likely to reduce the number of our shareholders.

     Following the completion or termination of the Offer, we may, from time to time, repurchase shares on the open market or through private or public transactions in accordance with applicable law. Exchange Act Rule 13e-4 generally prohibits us and our affiliates from purchasing any shares of Common Stock, other than in the Offer, until at least 10 business days after the Expiration Date.

     Certain Effects of the Offer. The Offer will reduce the number of shares that might otherwise trade publicly and is likely to reduce the number of our shareholders. As of April 19, 2007, we had issued and outstanding 70,362,492 shares. The 11,857,707 shares that we are offering to purchase pursuant to the Offer represent approximately 17% of the shares outstanding as of that date. Shareholders may be able to sell non-tendered shares in the future on the New York Stock Exchange or otherwise, at a net price higher or lower than the purchase price in the Offer. We can give no assurance, however, as to the price at which a shareholder may be able to sell such shares in the future.

     Shareholders who decide not to tender will own a greater percentage interest in the Company’s outstanding shares following the consummation of the Offer. These shareholders will also continue to bear the risks associated with owning shares of Common Stock, including risks resulting from our purchase of shares in the Offer. All of our directors and executive officers have advised us that they do not intend to tender shares in the Offer. Accordingly, if we complete the Offer, the proportional holdings of our directors and executive officers will increase. However, after expiration of the Offer, our directors and executive officers may, subject to applicable law and applicable policies of the Company, sell their shares in open market transactions at prices that may be more or less favorable than the purchase price to be paid to our shareholders in the Offer. See Section 11.

     We anticipate that there will be a sufficient number of shares outstanding and publicly traded following completion of the Offer to ensure a continued trading market for the shares. Based upon published guidelines of the New York Stock Exchange, we do not believe that our purchase of shares under the Offer will cause the remaining outstanding shares to be delisted from the New York Stock Exchange. We also believe that our purchase of shares under the Offer will not result in the shares becoming eligible for deregistration under the Exchange Act.

     We will borrow a significant amount of cash under our existing line of credit, which has been amended to accommodate the Offer, to pay for the tendered shares and related expenses. Depending on the amount of shares tendered, we currently estimate our borrowings to finance the purchase of the tendered shares under our line of credit will be approximately $150 million. See Section 9.

     Potential Benefits of the Offer. Premiere Global believes the Offer will provide benefits to the Company and its shareholders, including the following:

  The Offer and related anticipated borrowings will provide an efficient capital structure that more effectively uses financial leverage at expected interest rates, thus making possible improved future earnings per share and cash flow per share for our continuing shareholders.
  The Offer funding permits us to capitalize on pricing in the current bank debt market that we believe to be attractive.
  The Offer provides our shareholders with an opportunity to obtain a premium and liquidity with respect to all or portion of their Shares, without potential disruption to the Share price and the usual transaction costs associated with market sales.
  If we consummate the Offer, we will return cash to our shareholders who elect to receive a return of capital, while shareholders who do not tender will increase their percentage ownership in Premiere Global.

     Potential Risks and Disadvantages of the Offer. The Offer also presents some potential risks and disadvantages to Premiere Global and its continuing shareholders, including the following:

  If we complete the Offer, our indebtedness and interest expense will be significant and the terms of any future indebtedness may be adversely affected. After giving pro forma effect to the Offer and the related borrowings as of March 31, 2007, Premiere Global would have had total indebtedness of approximately $278.8 million and shareholders’ equity of approximately $176.9 million.
  By incurring debt, the Offer may reduce our ability to engage in significant cash acquisitions. Increased indebtedness could reduce our ability to cover existing contingent or other future liabilities or otherwise negatively impact our liquidity during periods of increased capital or operating expenditures. There can be no assurance that we would be able to raise debt or equity financing in the future.
  Upon the completion of the Offer, non-tendering shareholders and non-exercising, non-tendering option holders will realize a proportionate increase in their relative ownership interest in the Company.

     Except as disclosed in this Offer to Purchase, the Company currently has no plans, proposals or negotiations that relate to or would result in:

  any extraordinary transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries, other than wholly internal transactions between and among wholly owned subsidiaries of the Company;
  any purchase, sale or transfer of an amount of the Company’s assets or any of our subsidiaries’ assets which is material to the Company and its subsidiaries, taken as a whole;
  any material change in the Company’s present dividend rate or policy, indebtedness or capitalization, corporate structure or business;
  any material change in the present Board of Directors or management or any plans or proposals to change the number or the terms of directors (although the Company may fill vacancies arising on the Board) or to change any material term of the employment contract of any executive officer;
  any class of equity securities of the Company becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act or ceasing to be authorized for listing on the New York Stock Exchange;
  the termination or suspension of the Company’s obligation to file reports under Sections 13(a) or 15(d) of the Exchange Act;
  the acquisition by any person of additional securities of the Company, or the divestment by any person of securities of the Company;
  any changes in the Company’s charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of the Company; or
  any other material change in the Company’s corporate structure or business.

     Notwithstanding the foregoing, we reserve the right to change our plans and intentions at any time as we deem appropriate. Nothing in this Offer will preclude us from pursuing, developing or engaging in future plans, proposals or negotiations that relate to or would result in one or more of the foregoing events, subject to applicable law.

     We currently intend to cancel all of the shares we acquire pursuant to the Offer and will not maintain them as treasury shares.

3. Procedures for Tendering Shares.

     Proper Tender of Shares. For shares to be tendered pursuant to the Offer, the certificates for such shares (or confirmation of receipt of such shares pursuant to the procedure for book-entry transfer set forth below), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile of the Letter of Transmittal), including any required signature guarantees, or an “Agent’s Message” (as defined below), and any other documents required by the Letter of Transmittal, must be received before 5:00 p.m., New York City time, on Monday, May 21, 2007, by the Depositary at its address set forth on the back cover of this Offer to Purchase.

     In the alternative, the tendering shareholder must, before the Expiration Date, comply with the guaranteed delivery procedures described below.

     Shareholders holding their shares through a broker, dealer, commercial bank, trust company or other nominee must contact the nominee in order to tender their shares. Shareholders who hold shares through nominees are urged to consult their nominees to determine whether transaction costs may apply if shareholders tender shares through the nominees and not directly to the Depositary.

     Shareholders may tender shares subject to the condition that all, or a specified minimum number of shares, be purchased. Any shareholder desiring to make such a conditional tender should so indicate in the box entitled “Conditional Tender” in the Letter of Transmittal. It is the tendering shareholder’s responsibility to determine the minimum number of shares to be purchased. Shareholders should consult their own financial and tax advisors with respect to the effect of proration of the Offer and the advisability of making a conditional tender. See Section 6 and Section 14.

Signature Guarantees and Method of Delivery. No signature guarantee is required if:

  the Letter of Transmittal is signed by the registered holder of the shares (which term, for purposes of this Section 3, will include any participant in the Book-Entry Transfer Facility whose name appears on a security position listing as the owner of the shares) tendered and such holder has not completed either the section entitled “Special Payment Instructions” or the section entitled “Special Delivery Instructions” in the Letter of Transmittal; or
  shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or an “eligible guarantor institution,” as the term is defined in Exchange Act Rule 17Ad-15, each of the foregoing constituting an “Eligible Institution.” See Instruction 1 of the Letter of Transmittal.

     If a certificate for shares is registered in the name of a person other than the person executing the Letter of Transmittal, or if payment is to be made, or shares not purchased or tendered are to be issued, to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate stock power, signed in either case exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an Eligible Institution.

     Payment for shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of:

  one of (a) certificates for the shares or (b) a timely confirmation of the book-entry transfer of the shares into the Depositary’s account at the Book-Entry Transfer Facility as described below;
  one of (a) a properly completed and duly executed Letter of Transmittal or a manually signed facsimile of the Letter of Transmittal, including any required signature guarantees or (b) an Agent’s Message (as defined below) in the case of a book-entry transfer; and
  any other documents required by the Letter of Transmittal.

     Odd lot holders who tender all their shares must also complete the section captioned “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, to qualify for the preferential treatment available to odd lot holders as set forth in Section 1.

     The method of delivery of all documents, including certificates for shares, the Letter of Transmittal and any other required documents, is at the election and risk of the tendering shareholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

     All deliveries in connection with the Offer, including a Letter of Transmittal and certificates for shares, must be made to the Depositary and not to us, the Dealer Managers, the Information Agent or the Book-Entry

Facility. Any documents delivered to us, the dealer managers, the information agent or the Book-Entry Transfer Facility will not be forwarded to the Depositary and will not be deemed to be properly tendered.

     Book-Entry Delivery. The Depositary will establish an account with respect to the shares for purposes of the Offer at the Book-Entry Transfer Facility within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in the Book-Entry Transfer Facility’s system may make book-entry delivery of the shares by means of a book-entry transfer by causing the Book-Entry Transfer Facility to transfer shares into the Depositary’s account in accordance with the Book-Entry Transfer Facility’s procedures for transfer. Although delivery of shares may be effected through a book-entry transfer into the Depositary’s account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal or a manually signed facsimile of the Letter of Transmittal, including any required signature guarantees, or an Agent’s Message, and any other required documents must, in any case, be transmitted to and received by the Depositary at its address set forth on the back cover of this Offer to Purchase before the Expiration Date, or the tendering shareholder must comply with the guaranteed delivery procedure described below. Delivery of the Letter of Transmittal and any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

     The term “Agent’s Message” means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce such agreement against the participant.

     Guaranteed Delivery. If you wish to tender shares in the Offer and your certificates for shares are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, your tender may be effected if all the following conditions are met:

  your tender is made by or through an eligible institution;
  a properly completed and duly executed Notice of Guaranteed Delivery in the form we have provided is received by the Depositary, as provided below, prior to the Expiration Date; and
  the Depositary receives at one of its addresses listed on the back cover of this Offer to Purchase and within the period of three trading days after the date of execution of that Notice of Guaranteed Delivery, either: (1) the certificates representing the shares being tendered, in the proper form for transfer, together with all other required documents and a Letter of Transmittal, which has been properly completed and duly executed and includes all signature guarantees required; or (2) confirmation of book-entry transfer of the shares into the Depositary’s account at the book-entry transfer facility, together with all other required documents and either a Letter of Transmittal, which has been properly completed and duly executed and includes all signature guarantees required, or an Agent’s Message.

     A Notice of Guaranteed Delivery must be delivered to the Depositary by hand, overnight courier, facsimile transmission or mail before the Expiration Date and must include a guarantee by an eligible institution in the form set forth in the Notice of Guaranteed Delivery.

     Return of Unpurchased Shares. If any tendered shares are not purchased in the Offer or are properly withdrawn before the Expiration Date, or if less than all shares evidenced by a shareholder’s certificates are tendered, we will return certificates for unpurchased shares promptly after the expiration or termination of the Offer or, in the case of shares tendered by book-entry transfer at the Book-Entry Transfer Facility, the shares will be credited to the appropriate account maintained by the tendering shareholder at the Book-Entry Transfer Facility, in each case without expense to the shareholder.

     Stock Options. Holders of vested but unexercised options may exercise such options in accordance with the terms of such options and tender the Common Stock received upon such exercise in accordance with the Offer. “Proper Tender of Shares” above. Holders of vested but unexercised options should evaluate this Offer to Purchase carefully to determine if participation would be advantageous to them, based on their stock option exercise prices, See the date of their stock option grants and the years left to exercise their options, the purchase price and the provisions for pro rata purchases by us described in Section 1. If you executed a broker-assisted “sell-to-cover” exercise of an option, you will only be able to tender the net shares that you hold after settlement of the exercise and any applicable withholding taxes. We strongly encourage those holders to discuss the Offer with their tax advisor, financial advisor and/or broker.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects.

All questions as to the number of shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of shares will be determined by us, in our sole discretion, and our determination will be final and binding on all parties. We reserve the absolute right to reject any or all tenders of any shares that we determine are not in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any of the conditions of the Offer on or prior to the Expiration Date, or any defect or irregularity in any tender with respect to any particular shares or any particular shareholder (whether or not we waive similar defects or irregularities in the case of other shareholders), and our interpretation of the terms of the Offer will be final and binding on all parties. In the event a condition is waived with respect to any particular shareholder, the same condition will be waived with respect to all shareholders. No tender of shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering shareholder or waived by us. We will not be liable for failure to waive any condition of the Offer, or any defect or irregularity in any tender of shares. Neither we nor the Dealer Managers, the Depositary, the Information Agent or any other person will be obligated to give notice of any defects or irregularities in tenders, nor will any of the foregoing incur any liability for failure to give any such notification.

     Tendering Shareholder’s Representation and Warranty; Our Acceptance Constitutes an Agreement. It is a violation of Exchange Act Rule 14e-4 for a person, directly or indirectly, to tender shares for that person’s own account unless, at the time of tender and at the end of the proration period or period during which shares are accepted by lot (including any extensions of such period), the person so tendering (1) has a “net long position” equal to or greater than the amount of common stock tendered in (a) common stock or (b) other securities convertible into or exchangeable or exercisable for common stock and, upon acceptance of the tender, will acquire the common stock by conversion, exchange or exercise and (2) will deliver or cause to be delivered the common stock in accordance with the terms of the Offer. Rule 14e-4 also provides a similar restriction applicable to a tender on behalf of another person.

     A tender of Common Stock in accordance with any of the procedures described above will constitute the tendering shareholder’s acceptance of the terms and conditions of the Offer, as well as the tendering shareholder’s representation and warranty to us that (1) the shareholder has a “net long position,” within the meaning of Rule 14e-4 promulgated under the Exchange Act, in the Common Stock, or equivalent securities at least equal to the Common Stock, being tendered, and (2) the tender of Common Stock complies with Rule 14e-4. Our acceptance for payment of Common Stock tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and us on the terms and subject to the conditions of the Offer.

     Lost or Destroyed Certificates. Shareholders whose certificates for part or all of their shares have been lost, destroyed or stolen may contact American Stock Transfer & Trust Company, the Depositary and transfer agent for the shares, at the address set forth on the back cover of this Offer to Purchase for instructions to obtain a replacement certificate. That certificate will then be required to be submitted together with the Letter of Transmittal in order to receive payment for shares that are tendered and accepted for payment. A bond may be required to be posted by the shareholder to secure against the risk that the certificates may be subsequently recirculated. The Letter of Transmittal and related documents cannot be processed until the procedures for replacing lost or destroyed certificates have been followed. Shareholders are requested to contact the Depositary immediately in order to permit timely processing of this documentation. Certificates for shares, together with a properly completed Letter of Transmittal and any other documents required by the Letter of Transmittal, must be delivered to the Depositary and not to us, the Dealer Managers or the Information Agent. Any certificates delivered to us, the Dealer Managers or the Information Agent will not be forwarded to the Depositary and will not be deemed to be properly tendered.

     Certificates for Common Stock, together with a properly completed Letter of Transmittal and any other documents required by the Letter of Transmittal, must be delivered to the Depositary and not to the Company, the Dealer Managers or the Information Agent. Any certificates delivered to the Company, the Dealer Managers or the Information Agent will not be forwarded to the Depositary and will not be deemed to be properly tendered.

     Procedures for Participants in the Premiere Global Services, Inc. 401(k) Plan. A participant in the 401(k) Plan may instruct Reliance Trust Company, as trustee of the 401(k) Plan, to tender some or all of the shares allocable to the units in the participant’s account by completing the Direction Form in accordance with the instructions in the “Letter to Participants in the Premiere Global Services, Inc. 401(k) Plan” furnished separately to participants in the 401(k) Plan and returning it to Ellen Philip Associates, Inc., the independent plan tabulator, in accordance with those instructions. All documents furnished to shareholders generally in connection with the Offer will be made available to participants whose plan accounts are credited with shares.

     Participants in the 401(k) Plan cannot use the Letter of Transmittal to direct the tender of shares allocable to units in their 401(k) Plan, but must use the Direction Form included in the separate instruction letter sent to them. Participants in the 401(k) Plan who also hold shares outside of the 401(k) Plan, however, must (i) use the Letter of Transmittal to tender shares held outside of the 401(k) Plan and (ii) complete the Direction Form according to the instructions in the “Letter to Participants in the Premiere Global Services, Inc. 401(k) Plan” for shares allocable to units held in their 401(k) Plan.

     The proceeds received by the 401(k) Plan from any tender of shares allocable to units in a participant’s plan account will remain in the 401(k) Plan and may be withdrawn only in accordance with the terms of the 401(k) Plan.

     Participants in the 401(k) Plan are urged to read the separate “Letter to Participants in the Premiere Global Services, Inc. 401(k) Plan” and related materials carefully.

4. Withdrawal Rights.

     Except as otherwise provided in this Section 4, tenders of shares pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time before the Expiration Date and, unless we have accepted tendered shares for payment under the Offer, may also be withdrawn at any time after forty (40) business days after the date hereof.

     For a withdrawal to be effective, a notice of withdrawal must be in written form and must be received in a timely manner by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the tendering shareholder; the number of shares to be withdrawn; and the name of the registered holder of the shares. If the certificates for shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, before the release of the certificates, the tendering shareholder must also submit the serial numbers shown on the particular certificates for shares to be withdrawn and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of shares tendered for the account of an Eligible Institution). If shares have been tendered pursuant to the procedure for book-entry transfer described in Section 3, the notice of withdrawal also must specify the name and the number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn shares and must otherwise comply with the Book-Entry Transfer Facility’s procedures.

     We will determine all questions as to the form and validity, including the time of receipt, of any notice of withdrawal, in our sole discretion, which determination will be final and binding on all parties. Neither we nor the Dealer Managers, the Depositary, the Information Agent or any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will any of the foregoing incur liability for failure to give any such notification.

     Withdrawals may not be rescinded, and any shares properly withdrawn will be deemed not properly tendered for purposes of the Offer. However, withdrawn shares may be re-tendered before the Expiration Date by again following one of the procedures described in Section 3.

     If we extend the Offer, are delayed in our purchase of shares or are unable to purchase shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, subject to applicable law, retain tendered shares on our behalf, and the shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in this Section 4. Our reservation of the right to delay payment for shares that we have accepted for payment is limited by Exchange Act Rule 13e-4(f)(3), which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of the Offer.

     If you are a participant in the 401(k) Plan, you may withdraw the tender of any shares allocable to the units in your individual 401(k) Plan account you have tendered at any time before 4:00 p.m., New York City time, on Wednesday, May 16, 2007, unless we extend the Offer, in which case you may withdraw the tender of shares allocable to the units in your individual 401(k) Plan account until 4:00 p.m., New York City time, on the day which is three business days prior to the expiration of the Offer, as extended. Participants desiring to withdraw their tender must follow the instructions set forth in the “Letter to Participants in Premiere Global Services, Inc. 401(k) Plan” sent to participants along with this Offer.

5. Purchase of Shares and Payment of Purchase Price.

     On the terms and subject to the conditions of the Offer, promptly following the Expiration Date, we will accept for payment and pay for (and thereby purchase) up to 11,858,707 shares (or such greater number of shares as we may elect to purchase, subject to applicable law) properly tendered and not properly withdrawn. We may purchase an additional amount of shares not to exceed 2% of the outstanding shares (approximately 1,407,250 shares as of April 19, 2007) without amending or extending the Offer.

     For purposes of the Offer, we will be deemed to have accepted for payment (and therefore purchased), subject to the “odd lot” priority, proration and conditional tender provisions of the Offer, shares that are properly tendered and not properly withdrawn only when, as and if we give oral or written notice to the Depositary of our acceptance of the shares for payment pursuant to the Offer.

     On the terms and subject to the conditions of the Offer, payment for shares tendered and accepted for payment in accordance with the Offer will be made promptly, subject to possible delay due to proration, but only after timely receipt by the Depositary of:

  certificates for shares or a timely confirmation of a book-entry transfer of shares into the Depositary’s account at the Book-Entry Transfer Facility;
  a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile of the Letter of Transmittal) or an Agent’s Message in the case of book-entry transfer; and
  any other documents required by the Letter of Transmittal.

     We will pay for shares purchased pursuant to the Offer by depositing the aggregate purchase price for the shares with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from us and transmitting payment to the tendering shareholders. In the event of proration, the Depositary will determine the proration factor and pay for those tendered shares accepted for payment promptly after the Expiration Date. Certificates for all shares tendered and not purchased and shares not purchased due to proration or conditional tenders, will be returned, or, in the case of shares tendered by book-entry transfer, will be credited to the account maintained with the Book-Entry Transfer Facility by the participant who delivered the shares, to the tendering shareholder promptly after the expiration or termination of the Offer at our expense.

     Under no circumstances will interest be paid by us regardless of any delay in making payment. In addition, if certain events occur, we may not be obligated to purchase shares pursuant to the Offer. See Section 7.

     We will pay all stock transfer taxes, if any, payable on the transfer to us of shares purchased pursuant to the Offer. If, however, payment of the purchase price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the purchase price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted. See Instruction 7 of the Letter of Transmittal.

     ANY TENDERING SHAREHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE FULLY, SIGN AND RETURN TO THE DEPOSITARY THE SUBSTITUTE FORM W-9 INCLUDED WITH THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO U.S. FEDERAL INCOME TAX BACKUP WITHHOLDING ON THE GROSS PROCEEDS PAID TO THE SHAREHOLDER OR OTHER PAYEE PURSUANT TO THE TENDER OFFER. SEE SECTION 3.

6. Conditional Tender of Shares.

     Subject to the exception for “odd lot holders,” in the event of an over-subscription of the Offer, shares tendered prior to the Expiration Date will be subject to proration. See Section 1. As discussed in Section 14, the number of shares to be purchased from a particular shareholder may affect the tax treatment of the purchase to the shareholder and the shareholder’s decision whether to tender. Accordingly, a shareholder may tender shares subject to the condition that a specified minimum number of the shareholder’s shares tendered pursuant to a Letter of Transmittal must be purchased if any shares tendered are purchased. Any shareholder desiring to make a conditional tender must so indicate in the box entitled “Conditional Tender” in the Letter of Transmittal, and, if applicable, in the Notice of Guaranteed Delivery. We urge each shareholder to consult with his or her own financial or tax advisors with respect to the advisability of making a conditional tender.

     Any tendering shareholder wishing to make a conditional tender must calculate and appropriately indicate the minimum number of shares that must be purchased from that shareholder if any are to be purchased. After the Offer expires, if more than 11,857,707 shares (or such greater number of shares as we may elect to purchase, subject to applicable law) are properly tendered and not properly withdrawn, so that we must prorate our acceptance of and payment for tendered shares, we will calculate a preliminary proration percentage based upon all shares properly tendered, conditionally or unconditionally. If the effect of this preliminary proration would be to reduce the number of shares to be purchased from any shareholder below the minimum number specified, the conditional tender will automatically be regarded as withdrawn (except as provided in the next paragraph). All shares tendered by a shareholder subject to a conditional tender pursuant to the Letter of Transmittal and regarded as withdrawn as a result of proration will be returned promptly after the Expiration Date at our expense.

     After giving effect to these withdrawals, we will accept the remaining shares properly tendered, conditionally or unconditionally, on a prorata basis, if necessary. If conditional tenders would otherwise be regarded as withdrawn and would cause the total number of shares to be purchased to fall below 11,857,707 shares (or such greater number of shares as we may elect to purchase, subject to applicable law) then, to the extent feasible, we will select enough of the conditional tenders that would otherwise have been deemed withdrawn to permit us to purchase 11,857,707 shares (or such greater number of shares as we may elect to purchase, subject to applicable law). In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular taxpayer as a single lot, and will limit our purchase in each case to the designated minimum number of shares to be purchased. To be eligible for purchase by random lot, shareholders whose shares are conditionally tendered must have tendered all of their shares.

7. Conditions of the Offer.

     The Offer is not conditioned on any minimum number of shares being tendered. However, the Offer is subject to the conditions described below. Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for any shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of or the payment for shares tendered, subject to Exchange Act Rule 13e-4(f)(3), which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of the Offer, if at any time on or after the commencement of the Offer and prior to the Expiration Date any of the following events have occurred (or are determined by us to have occurred) that, in our judgment and regardless of the circumstances giving rise to the event or events (including any action or inaction by us), makes it inadvisable to proceed with the Offer or with acceptance for payment or payment for the shares in the Offer:

  there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly (a) challenges the making of the Offer or the acquisition of some or all of the shares pursuant to the Offer or otherwise relates in any manner to the Offer or (b) in our judgment, could materially and adversely affect our and our subsidiaries’ business, condition (financial or otherwise), income, operations or prospects, taken as a whole, or otherwise materially impairs in any way the contemplated future conduct of the business of us and our subsidiaries, taken as a whole, or materially impair our ability to purchase up to 11,857,507 shares (or such greater number of shares as we may elect to purchase, subject to applicable law) in the tender offer;
  there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the tender offer or us or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our judgment, would or is reasonably likely to directly or indirectly (a) make the acceptance for payment of, or payment for, some or all of the shares illegal or otherwise restrict or prohibit completion of the Offer, (b) delay or restrict our ability, or render us unable, to accept for payment or pay for some or all of the shares, or (c) materially and adversely affect our and our subsidiaries’ business, condition (financial or otherwise), income, operations or prospects, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of us and our subsidiaries;
  there shall have occurred (a) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, (b) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (c) the commencement or escalation of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States or any of its territories, including, but not limited to, an act of terrorism, (d) any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our judgment, have a material adverse effect on our and our subsidiaries’ business, condition (financial or otherwise), assets, income, operations or prospects, taken as a whole, (e) in the case of any of the foregoing existing at the time of the commencement of the tender offer, a material acceleration or worsening thereof or (f) any decrease of more than 15% in the market price for the shares or in the Dow Jones Industrial Average, New York Stock Exchange Index, Nasdaq Composite Index or the Standard and Poor’s 500 Composite Index measured from the close of trading on April 19, 2007;
  a tender offer or exchange offer for any or all of our shares (other than this Offer) shall have been commenced, or we shall have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, business combination or other similar transaction, other than in the ordinary course of business;
  any entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act) or person shall have acquired or proposed to acquire beneficial ownership of more than 15% of the outstanding shares (other than any such person, entity or group who has filed a Schedule 13D or Schedule 13G with the SEC on or before the commencement of the Offer, (b) any such entity, group or person who has filed a Schedule 13D or Schedule 13G with the SEC on or before the commencement of the Offer shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares or (c) any new group shall have been formed which beneficially owns more than 15% of the outstanding shares (options for and other rights to acquire shares which are acquired or proposed to be acquired being deemed for purposes of this clause to be immediately exercisable or convertible);
  any change shall have occurred or been threatened in the business, condition (financial or otherwise), assets, income, operations, prospects or stock ownership of us or our subsidiaries, taken as a whole, that, in our judgment, is or may reasonably likely be material and adverse to us or our subsidiaries; or

  we determine that there is a reasonable likelihood that either (a) the shares would be held of record by fewer than 300 persons, or (b) the completion of the tender offer and the purchase of the shares may otherwise cause the shares to be delisted from the NYSE or to be eligible for deregistration under the Exchange Act.

     The conditions referred to above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition, and may be waived by us, in whole or in part, at any time and from time to time in our discretion. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time. In certain circumstances, if we waive any of the conditions described above, we may be required to extend the Expiration Date. Any determination by us concerning the events described above will be final and binding on all parties.

8. Price Range of Shares; Dividends.

     The Company’s Common Stock is listed and traded on the New York Stock Exchange under the trading symbol “PGI.” The following table sets forth, for the fiscal quarters indicated, the high and low per share sales prices of the Common Stock on the New York Stock Exchange.

	High	Low
2005
First Quarter	$11.32	$9.45
Second Quarter	11.89	10.29
Third Quarter	12.08	7.89
Fourth Quarter	8.65	7.27
2006
First Quarter	$7.98	$9.22
Second Quarter	8.09	7.28
Third Quarter	8.86	7.13
Fourth Quarter	9.44	8.00
2007
First Quarter	$11.25	$8.50
Second Quarter (through April 20, 2007)	12.45	11.16

     On April 19, 2007, the last full trading day before the announcement of the Offer, the reported closing price of the shares on the New York Stock Exchange was $11.25 per share. Shareholders are urged to obtain current market quotations for the shares before deciding whether, and at what price or prices, to tender their shares pursuant to the Offer.

     We have never paid cash dividends on our Common Stock, and the current policy of our Board of Directors is to retain any available earnings for use in the operation and expansion of our business. The payment of cash dividends on our Common Stock is unlikely in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of our Board and will depend upon our earnings, capital requirements, financial condition and any other factors deemed relevant by our Board.

     Our credit facility contains customary prohibitions on our ability to declare any cash dividends on our Common Stock until all obligations under the line of credit are paid in full and all letters of credit have been terminated.

9. Source and Amount of Funds.

     Assuming we purchase 11,857,707 shares in the Offer at a purchase price of $12.65 per share, approximately $150 million will be required to purchase such shares. We expect that the fees and expenses that we will incur in connection with the Offer will be approximately $1 million. We anticipate that we will obtain all of the funds necessary to purchase shares tendered in the Offer, and to pay related fees and expenses, through available borrowings under our credit facility, as described below.

     Premiere Global maintains a credit facility agented by Bank of America, N.A., consisting of a multicurrency revolving line of credit with a maximum committed amount of $300.0 million, which credit facility includes an uncommitted accordion feature allowing an additional increase of the revolving line of credit of up to $100.0 million to a maximum amount no greater than $400.0 million, subject to the terms and conditions set forth in the credit agreement. The revolving line of credit is available until April 22, 2011. A portion of the revolving line of credit may be used for letters of credit and swingline loans. In April 2007, we amended our credit facility to insert into the applicable margin pricing grid a new tier based on a total leverage ratio of 2.5x or greater, increase the permitted covenant level of the consolidated total leverage ratio and amend certain other provisions to permit us to repurchase, redeem or otherwise acquire shares of our stock in an aggregate amount not to exceed $150.0 million during the period from April 1, 2007 through and including December 31, 2007, subject to pro forma compliance with the financial covenants under the credit agreement. The facility was also amended to exclude from the calculation of the consolidated net worth covenant any such repurchases, redemptions or other acquisitions of shares.

     The availability of loans under the credit facility is subject to customary conditions, including the absence of any defaults thereunder and the accuracy of our representations and warranties contained therein. The credit facility includes representations and warranties, covenants and events of default, and requires the Company to comply with certain covenants with respect to its consolidated net worth, fixed charge coverage ratio, total leverage ratio, EBITDA and senior leverage ratio.

     Certain of our material domestic subsidiaries have guaranteed our obligations under the credit facility, which is secured by substantially all of our assets and the assets of our material domestic subsidiaries. In addition, we have pledged as collateral all of the issued and outstanding stock of our material domestic subsidiaries and 65.0% of our material foreign subsidiaries. We believe that as of March 31, 2007, after giving effect to the waiver included in the April 2007 amendment of the event of default arising from our failure to deliver certain financial projections by the date required under the credit agreement, we were in compliance in all material respects with all covenants under our line of credit. Proceeds drawn under the credit agreement may be used for refinancing of existing debt, working capital, capital expenditures, acquisitions and other general corporate purposes, including the repurchase, redemption or other acquisitions of the shares of our stock permitted under the credit agreement. After the April 2007 amendment to the credit facility, the annual interest rate applicable to borrowings under the line of credit, at our option, is the base rate (the greater of the federal funds rate plus 0.5% or the Bank of America prime rate) plus 0.00% or LIBOR plus an applicable margin ranging from 0.875% to 1.750% which will vary based upon our consolidated total leverage ratio at the end of each fiscal quarter. There is also a commitment fee payable in connection with the unused portion of the revolving credit commitments ranging from 0.150% to 0.325% which varies based upon our leverage ratio at the end of each fiscal quarter. At March 31, 2007, the applicable margin with respect to base rate loans was 0.00%, and the applicable margin with respect to LIBOR loans was 1.25%. At March 31, 2007, our interest rate on 30-day LIBOR loans was 6.57%.

     As of April 19, 2007, Premiere Global had outstanding borrowings of approximately $138.5 million and available borrowing capacity of $160.1 million under this facility (without regard to the uncommitted accordian feature). The Company intends to repay borrowings made to finance the purchase of shares purchased in the Offer using cash from operations. The Offer is not conditioned on the receipt of financing. At the time of the Offer, except as otherwise described herein, we do not have any alternative financing arrangements or plans in the event these sources do not provide the funds necessary to fund the Offer.

     The above summary of certain material terms of our amendment to line of credit is qualified in its entirety by the terms of our Credit Agreement and its amendments, which are filed as exhibits to the Company’s Schedule TO described in Section 10 and which are incorporated herein by reference. The foregoing summary may not contain all of the information about the financing that is important to you. We encourage you to read the credit agreement and its amendments carefully and in their entirety.

10. Certain Information Concerning Us.

     Premiere Global is a global provider of on-demand communication technologies-based business process improvement solutions. The Company is subject to the informational filing requirements of the Exchange Act, which obligates it to file reports, statements and other information with the SEC relating to our business, financial condition and other matters. Information, as of particular dates, concerning its directors and officers, their remuneration, options granted to them, the principal holders of our securities and any material interest of these persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company’s shareholders and filed with the SEC. As required by Exchange Act Rule 13e-4(c)(2), we have also filed with the SEC an Issuer Tender Offer Statement on Schedule TO (the Schedule TO), which includes additional information relating to the Offer.

     These reports, statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of this material may also be obtained by mail, upon payment of the SEC’s customary charges, from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. The SEC also maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, including the Schedule TO and documents incorporated by reference. You may obtain information about the Public Reference Room by calling the SEC at 1-800-SEC-0330. These reports, proxy statements and other information concerning us also can be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

     Incorporation by Reference. The rules of the SEC allow us to “incorporate by reference” information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. We incorporate by reference each of the following documents:

  Annual Report on Form 10-K for the year ended December 31, 2006.
  Current Reports on Form 8-K dated January 22, February 2, February 22, and April 19, 2007.
  All documents filed by us under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date hereof and prior to the Expiration Date.

     Any statement contained in any document incorporated by reference into this Offer to Purchase shall be deemed to be modified or superseded to the extent that an inconsistent statement is made in this Offer to Purchase or any subsequently filed document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.

     You can obtain any of the documents incorporated by reference in this document from us or from the SEC’s web site at the address described above. Documents incorporated by reference are available from the Company without charge, excluding any exhibits to those documents, at the Company’s principal executive office located at 3399 Peachtree Road, N.E., The Lenox Building, Suite 700, Atlanta, Georgia 30326, (404) 262-8400, Attn: Secretary.

     You may also request a copy of these filings, at no cost, by writing or telephoning the Information Agent at its address and telephone number set forth below: The Information Agent for the Offer is:

Innisfree M&A Incorporated 501 Madison Avenue, 20th Floor New York, NY 10022 Shareholders call toll free at: (888) 750-5834 Banks and brokers call collect at: (212) 750-5833

     Please be sure to include your complete name and address in your request. If you request any incorporated documents, the Company will mail them to you by first class mail, or another equally prompt means, within one business day after receiving your request.

11. Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares.

     Beneficial Ownership. As of April 19, 2007, the Company had 70,362,492 issued and outstanding shares of Common Stock. The 11,857,707 shares that we are offering to purchase represent approximately 17% of the shares outstanding on April 19, 2007. As of April 19, 2007, the Company’s directors and executive officers as a group beneficially owned 5,756,483 shares or approximately 8.1% of the total outstanding shares of the Common Stock plus the shares issuable upon the exercise of stock options held by the Company’s directors and executive officers that are exercisable within 60 days after such date.

     Based on the shares of Common Stock issued and outstanding, the following table sets forth the (i) beneficial ownership, as of April 19, 2007, of each executive officer and director of the Company, each person controlling the Company and each executive officer and director of any corporation or other person ultimately in control of the Company and (ii) assuming we purchase 11,857,707 shares of Common Stock in the Offer, the percentage beneficially owned by such persons after consummation of the Offer.

Name	As of April 19, 2007, number of shares of common stock beneficially owned		Percent of Class	Percentage Owned After Tender Offer (with above stated assumption)
Boland T. Jones	4,152,056	(2)	5.9	7.1
Michael E. Havener	83,633	(3)	*	*
Jeffrey T. Arnold	151,403	(4)	*	*
Wilkie S. Colyer	122,353	(5)	*	*
John R. Harris	112,353	(6)	*	*
W. Steven Jones	—		*	*
Raymond H. Pirtle, Jr.	2,193	(7)	*	*
J. Walker Smith, Jr.	111,403	(8)	*	*
Theodore P. Schrafft	453,265	(9)	*	*
T. Lee Provow	567,824	(10)	*	*
All current executive officers and
directors as a group (11 persons)	5,756,483	(11)	8.1	9.8

*	Less than one percent.

(1)
Beneficial ownership is determined in accordance with the rules of the SEC that deem shares to be beneficially owned by any person who has shares voting or investment power with respect to such shares. Shares of our common stock subject to warrants or options that are currently exercisable or exercisable within 60 days of April 19, 2007 are deemed to be outstanding and to be beneficially owned by the person holding such warrants or options for the purpose of computing the percentage ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2)
Includes 2,161,492 shares held of record by Mr. Jones, 495,008 restricted shares held of record by Mr. Jones, 4,966 shares held in the 401(k) Plan for the benefit of Mr. Jones, 590 shares held of record by Mr. Jones’ wife for which Mr. Jones holds the right to vote pursuant to an irrevocable proxy granted by Mrs. Jones to Mr. Jones, 50,000 shares held in a family trust, and 1,440,000 shares held by Seven Gables Partnership, L.P., a limited partnership whose general partner is Seven Gables Management Company, LLC, a limited liability company whose sole members are Mr. and Mrs. Jones. Does not include 450 shares held of record by Mr. Jones’ wife, as custodian for the benefit of two unrelated minor children under the Uniform Gifts to Minors Act, or 55,427 shares held in a trust as to which shares Mr. Jones disclaims beneficial ownership. There are 1,694,377 shares held by Mr. Jones and Seven Gables Partnership, L.P. which are pledged as security for loans made by us to Mr. Jones. The address of Mr. Jones is 3399 Peachtree Road, N.E., The Lenox Building, Suite 700, Atlanta, Georgia 30326.

(3)	Includes 8,633 shares held of record by Mr. Havener, 45,000 restricted shares held of record by Mr. Havener and 30,000 shares subject to options currently exercisable or exercisable within 60 days.

(4)	Includes 51,403 shares held of record by Mr. Arnold and 100,000 shares subject to options currently exercisable or exercisable within 60 days.

(5)	Includes 22,353 shares held of record by Mr. Colyer and 100,000 shares subject to options currently exercisable or exercisable within 60 days.

(6)	Includes 12,253 restricted shares held of record by Mr. Harris and 100,000 shares subject to options currently exercisable or exercisable within 60 days.

(7)	Includes 2,193 shares held of record by Mr. Pirtle.

(8)
Includes 1,000 shares held of record jointly by Mr. Smith and his spouse, 10,403 shares held of record by Mr. Smith and 100,000 shares subject to options currently exercisable or exercisable within 60 days.

(9)
Includes 34,532 shares held of record by Mr. Schrafft, 180,000 restricted shares held of record by Mr. Schrafft, 5,399 shares held in the 401(k) Plan for the benefit of Mr. Schrafft and 233,334 shares subject to options currently exercisable or exercisable within 60 days.

(10)	Includes 25,900 shares held of record by Mr. Provow, 156,924 restricted shares held of record by Mr. Provow and 385,000 shares subject to options currently exercisable or exercisable within 60 days.

(11)	Includes 1,048,334 shares subject to options currently exercisable or exercisable within 60 days.

     Agreements, Arrangements or Understandings. The Company’s directors and executive officers have advised us that they do not intend to tender their shares in the Offer.

     Securities Transactions. Based on our records and on information provided to us by the Company’s directors, executive officers, affiliates and subsidiaries, none of the Company or any of its directors, executive officers, affiliates or subsidiaries has effected any transactions involving shares of Common Stock during the 60 days prior to April 23, 2007, except as provided below.

Transactions in Subject Securities in Last Sixty Days

Name of Person who Effected Transaction	Date of Transaction	Amount of Securities Involved	Price Per Share	Where and How the Transaction was Effected
Boland T. Jones	February 26, 2007	11,764	$0.00	Acquired shares through a restricted stock award
				granted under the Premiere Global Services, Inc.’s 2004
				Long-Term Incentive Plan. Shares vested February 26,
				2007 with an 18-month holding period restriction.
Boland T. Jones	February 26, 2007	4,287	$10.82	Shares withheld to satisfy the reporting person’s tax
				liability applicable to the vesting of restricted stock on
				February 26, 2007.
Boland T. Jones	March 31, 2007	16,401	$11.22	Shares withheld to satisfy the reporting person’s tax
				liability applicable to the vesting of restricted stock on
				March 31, 2007.
Travis Lee Provow	March 31, 2007	4,775	$11.22	Shares withheld to satisfy the reporting person’s tax
				liability applicable to the vesting of restricted stock on
				March 31, 2007.
Schrafft P. Theodore	March 31, 2007	6,367	$11.22	Shares withheld to satisfy the reporting person’s tax
				liability applicable to the vesting of restricted stock on
				March 31, 2007.

Equity Compensation Plans and Agreements. The Premiere Global Services, Inc. 2004 Long-Term Incentive Plan, 2000 Directors Stock Plan, and 1995 Stock Plan, each as amended, form the basis of the equity-based incentive plans for key employees, directors or consultants of the Company. Grants of stock awards to our executive officers and directors are made under these plans administered by the compensation committee of our board of directors.

     Equity Compensation for Non-Employee Directors. An annual equity award of $80,000 in fair market value of restricted stock is granted under our 2000 Directors Stock Plan to each non-employee director in arrears on the last day of each board year in recognition of service for the prior board year, provided that the director remains a board member on such date. The grant date for the 2005 - 2006 board year was the date of our 2006 annual shareholders’ meeting on May 3, 2006. The grant date for the 2006 - 2007 board year will be the date of our 2007 annual shareholders’ meeting. The chairmen of our audit committee and compensation committee receive an additional equity award of $10,000 in fair market value of shares of restricted stock per board year, and each member of our audit and compensation committees receive an additional equity award of $5,000 in fair market value of shares of restricted stock per board year; provided that the director remains chairman or a committee member on such date. The shares of restricted stock vest immediately in recognition of service during the prior board year, and the number of shares to be granted will be determined by dividing the dollar amount of the applicable annual award by the fair market value per share of our common stock on the grant date, with any partial shares to be paid in cash.

     In July 2006, our compensation committee recommended, and our board of directors approved, changes to the equity component of our outside director compensation arrangements, effective for the 2006 - 2007 board year, which provided for the grant of annual equity awards on the earlier of the last day of each board year for recognition of service for the prior board year, or upon a change in control of the company. We no longer grant stock options to a director upon joining our board. Directors joining the board during a board year receive pro-rated equity awards.

     Potential Payments Upon Termination or Change in Control. We have entered into employment agreements or letters with each of our named executive officers that provide for severance payments or benefits upon termination of employment and change of control. Certain of these agreements provide for vesting of stock options and restricted stock upon a change of control, as defined.

     Separation and Restricted Stock Agreement with Jeffrey A. Allred. Mr. Allred served as our President and Chief Operating Officer until July 2006, when he became our Chief Investment Officer, a position he held until his resignation upon the expiration date of the term of his employment agreement on January 1, 2007. In connection with his resignation, we entered into a separation agreement and restricted stock agreement with Mr. Allred, providing for, among other things, the payment of $1.2 million in cash severance, the issuance of restricted stock having a fair market value of $600,000 (subject to a one-year holding period restriction) and the continuation of certain benefits for a two-year period.

     Loans to Boland T. Jones. We have made loans to Boland T. Jones, our Chairman of the Board and Chief Executive Officer, which loans are secured by our common stock held directly by Mr. Jones and by Seven Gables Partnership, L.P., a limited partnership whose general partner is Seven Gables Management Company, LLC and whose limited partner is a trust of which Mr. Jones was the grantor and his wife the trustee. Seven Gables Management Company is a limited liability company of which Mr. Jones and his wife are the sole members. The loans were made pursuant to Mr. Jones’ then current employment agreement for the exercise price of certain stock options and the taxes related thereto. We had a legal commitment to make these loans prior to July 30, 2002, without having any discretion or termination right with respect to these existing obligations, which have not been modified or extended in any way. Each loan is evidenced by a recourse promissory note bearing interest at the applicable federal rate and is secured by the common stock purchased. These loans mature between 2007 and 2010. No payments are due prior to the due date of each loan. The highest aggregate principal amount of the loans, including accrued interest, outstanding during 2006 was $2,004,398, and the terms of these loans are as follows:

Name	Amount of Loan	Interest Rate	Due Date	Shares Pledged		Value of Collateral as of 12/31/05
Boland T. Jones	$1,431,327	5.96%	10/31/10	1,330,753		$12,562,308	*
	396,856	4.94%	12/29/07	100,000		944,000
	24,323	4.94%	12/15/09	24,000		226,560
	95,191	5.43%	10/31/10	1,330,753	*	12,562,308	*
	56,701	5.43%	10/31/10	239,624		2,262,051
	$2,004,398					$15,994,919	*

*	Separate loans are secured by the same shares of our common stock. The value of such shares is only included once to determine the total value of collateral.

      As of April 13, 2007, the aggregate outstanding loan amount for Mr. Jones was $2,036,865.

     Settlement Agreement with Crescendo Partners II, L.P. Series E. On April 19, 2007, the Company entered into an agreement with Crescendo Partners with regard to the Company’s Annual Meeting. Under the terms of the agreement, Premiere Global agreed to commence the Offer. The Company has also agreed to recommend that shareholders approve at the Company’s 2007 annual meeting a proposal to declassify its Board of Directors.

     As part of the settlement, Crescendo Partners has withdrawn its proxy contest and certain activities related to the Company’s 2007 annual meeting and has agreed to vote its shares in favor of the Board’s nominees and proposals at the 2007 annual meeting. Crescendo Partners has also agreed to certain standstill provisions until the earlier of the Company’s 2008 Annual Meeting and June 30, 2008, however the standstill provisions do not preclude Crescendo Partners from nominating up to two directors for election to the Board in connection with the 2008 Annual Meeting.

     Company 401(k) Plan. The 401(k) Plan permits 401(k) Plan participants to invest in a Stock Fund comprised of the Company’s Common Stock.

     The foregoing descriptions of the Company’s equity-based plans and agreements are qualified in their entirety by reference to the text of the plans and agreements, copies of which have been filed with the SEC and are incorporated herein.

     Except as otherwise described or incorporated by reference herein, neither the Company nor, to the best of our knowledge, any of our affiliates, directors or executive officers, is a party to any contract, agreement, arrangement, understanding or relationship with any other person with respect to any of our securities.

12. Effects of the Offer on the Market for Shares; Registration under the Exchange Act.

     The purchase by us of Common Stock in the Offer will reduce the number of shares that might otherwise be traded publicly and is likely to reduce the number of shareholders. As a result, trading of a relatively small volume of the Common Stock after consummation of the Offer may have a greater impact on trading prices than would be the case prior to consummation of the Offer.

     We believe that there will be a sufficient number of shares outstanding and publicly traded following completion of the Offer to ensure a continued trading market for the shares. Based upon published guidelines of the New York Stock Exchange, we do not believe that our purchase of shares under the Offer will cause the remaining outstanding shares to be delisted from the New York Stock Exchange. The Offer is conditioned upon our determination that the consummation of the Offer and the purchase of shares will not cause the shares to be delisted from the New York Stock Exchange. See Section 7.

     Our shares are currently “margin securities” under the rules of the Board of Governors of the Federal Reserve System. This has the effect, among other things, of allowing brokers to extend credit to their customers using such shares as collateral. We believe that, following the purchase of shares under the Offer, the shares will continue to be “margin securities” for purposes of the Federal Reserve Board’s margin rules and regulations.

     The shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our shareholders and the SEC and comply with the SEC’s proxy rules in connection with meetings of our shareholders. We believe that our purchase of shares under the Offer pursuant to the terms of the Offer will not result in the shares becoming eligible for deregistration under the Exchange Act.

     It is a condition of our obligation to purchase Common Stock pursuant to the Offer that as a result of the consummation of the Offer there not be a reasonable likelihood that the shares will be held of record by less than 300 persons or that the shares will be eligible for deregistration under the Exchange Act.

13. Certain Legal Matters; Regulatory Approvals.

     We are not aware of any license or regulatory permit that is reasonably likely to be material to our business that might be adversely affected by our acquisition of shares as contemplated in the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of shares as contemplated by the Offer. Should any approval or other action be required, we presently contemplate that we will seek that approval or other action, but we have no current intention to delay the purchase of shares tendered pursuant to the Offer pending the outcome of any such matter, subject to our right to decline to purchase shares if any of the conditions in Section 7 have not been satisfied or waived. We cannot predict whether we would be required to delay the acceptance for payment of or payment for shares tendered pursuant to the Offer pending the outcome of any such matter. We cannot assure you that any approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. If certain types of adverse actions are taken with respect to the matters discussed above, or certain approvals, consents, licenses or permits identified above are not obtained, we can decline to accept for payment or pay for any shares tendered. See Section 7.

14. Certain United States Federal Income Tax Consequences.

     The following is a summary of certain United States federal income tax consequences of the Offer to shareholders whose shares of the Common Stock are properly tendered and accepted for payment pursuant to the Offer. Those shareholders who do not participate in the Offer should not have any United States federal income tax consequences as a result of the exchange. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed United States Treasury Regulations promulgated under the Code, published rulings, administrative pronouncements and judicial decisions, all as of the date hereof and any changes to which could affect the tax consequences described in this Offer to Purchase (possibly on a retroactive basis). This summary addresses only shares of the Common Stock held as capital assets. It does not address all of the tax consequences that may be relevant to particular shareholders because of their personal circumstances (including, without limitation, certain financial institutions, brokers, dealers or traders in securities or commodities, insurance companies, “S” corporations, partnerships (including entities treated as partnerships for United States federal income tax purposes), expatriates, tax-exempt organizations, tax-qualified retirement plans, persons who are subject to alternative minimum tax, persons who hold shares of the Common Stock as a position in a “straddle” or as part of a “hedging,” “conversion” or “integrated” transaction, or Unites States Holders (as defined below) that have a functional currency other than the United States dollar). This summary also does not apply with respect to shares of the Common Stock acquired upon the exercise of stock options or otherwise as compensation. This summary also does not address tax considerations arising under any state, local or foreign laws, or under United States federal estate or gift tax laws.

     In addition, if a partnership (including any entity treated as a partnership for United States federal income tax purposes) is a shareholder, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A shareholder that is a partnership, and partners in such partnership, should consult their own tax advisors regarding the tax consequences of participating in the Offer. You are urged to consult your tax advisor as to the particular consequences to you of participating in the Offer.

     For purposes of this summary, a “United States Holder” is a beneficial owner of shares of the Common Stock that for United States federal income tax purposes is:

  a citizen or resident of the United States;

  a corporation (or other entity taxable as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States or any State or the District of Columbia;
  an estate the income of which is subject to United States federal income taxation regardless of its source; or
  a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons has the authority to control all substantial decisions of the trust, or certain other trusts considered United States Holders for United States federal income tax purposes.

     A “Non-United States Holder” is a beneficial owner of shares of the Common Stock other than a United States Holder or an entity or arrangement treated as a partnership for United States federal income tax purposes.

Consequences of the Offer to United States Holders.

     Characterization of the Purchase—Distribution vs. Sale Treatment. Our purchase of shares of the Common Stock from a United States Holder pursuant to the Offer will be a taxable transaction for United States federal income tax purposes. As a consequence of any such purchase, a United States Holder will, depending on the United States Holder’s particular circumstances, be treated either as having sold the United States Holder’s shares of the Common Stock or as having received a distribution in respect of such United States Holder’s shares of the Common Stock. The purchase of shares of the Common Stock pursuant to the Offer will be treated as a sale if a United States Holder meets any of the three tests discussed below (the “Section 302 tests”). The purchase will be treated as a distribution if the United States Holder does not satisfy at least one of the Section 302 tests.

     We cannot predict whether any particular United States Holder will be subject to sale or distribution treatment. Each United States Holder should be aware that because proration may occur in the Offer, even if all the shares of the Common Stock actually and constructively owned by a United States Holder are tendered pursuant to the Offer, fewer than all of such shares of the Common Stock may be purchased by us. Consequently, we cannot assure you that a sufficient number of any particular United States Holder’s shares of the Common Stock will be purchased to ensure that this purchase will be treated as a sale or exchange, rather than as a distribution, for United States federal income tax purposes pursuant to the rules discussed below. Accordingly, a tendering United States Holder may choose to submit a “conditional tender” under the procedures described in Section 6, which allows the United States Holder to tender shares of the Common Stock subject to the condition that a specified minimum number of the United States Holder’s shares of the Common Stock must be purchased by us if any such shares of the Common Stock so tendered are purchased.

     A United States Holder that satisfies any of the Section 302 tests explained below will be treated as having sold the shares of the Common Stock purchased by us pursuant to the Offer and will generally recognize capital gain or loss in an amount equal to the difference between the amount of cash received pursuant to the Offer and the United States Holder’s tax basis in such shares of the Common Stock. This capital gain or loss will be long-term capital gain or loss if the United States Holder held the shares of the Common Stock for more than one year as of the date of our purchase pursuant to the Offer. Currently the maximum long-term capital gain rate for individual United States Holders is 15%. Certain limitations apply to the deductibility of capital losses by United States Holders. A United States Holder must calculate gain or loss separately for each block of shares of the Common Stock (generally, shares of the Common Stock acquired at the same cost in a single transaction) that we purchase from a United States Holder pursuant to the Offer. A United States Holder may be able to designate which blocks of shares of the Common Stock it wishes to tender in the Offer if less than all of its shares of the Common Stock are tendered in the Offer, and the order in which different blocks will be purchased by us in the event of proration in the Offer.

     If a United States Holder does not satisfy any of the Section 302 tests explained below, the full amount received by the United States Holder with respect to our purchase of shares of the Common Stock under the Offer will be treated as a distribution to the United States Holder with respect to the United States Holder’s shares of the Common Stock. This distribution will be treated as a dividend to the United States Holder to the extent of the United States Holder’s share of the current and accumulated earnings and profits of the Company and any other applicable entities, as determined under United States federal income tax principles. Such a dividend would be includible in the United States Holder’s gross income without reduction for the tax basis of the shares of the Common Stock exchanged, and no current loss would be recognized. Currently, “qualified dividend income” is taxable at a maximum rate for individual United States Holders of 15%, which is the same as the maximum tax rate for long-term capital gains, if certain holding period and other requirements are met. We believe that any such dividend should constitute “qualified dividend income” for purposes of the Code. To the extent that the amount received by a United States Holder exceeds the United States Holder’s share of the current and accumulated earnings and profits of the Company and any other applicable entities, the excess first will be treated as a tax-free return of capital to the extent, generally, of the United States Holder’s tax basis in its shares of the Common Stock and any remainder will be treated as capital gain from the sale of shares of the Common Stock. To the extent that a purchase of a United States Holder’s shares of the Common Stock by us in the Offer is treated as the receipt of a dividend, the United States Holder’s remaining adjusted tax basis (after the adjustment as described in the preceding sentence) in the purchased shares of the Common Stock will be added to any shares of the Common Stock retained by the United States Holder, subject to certain adjustments in the case of a corporate shareholder.

     To the extent that a corporate United States Holder is treated as receiving a dividend, as described above, it may be eligible for a dividends received deduction (subject to applicable limitations). In addition, any amount received by a corporate United States Holder that is treated as a dividend may constitute an “extraordinary dividend” under Section 1059 of the Code, thereby resulting in a reduction of tax basis or possible gain recognition in an amount equal to the non-taxed portion of the dividend. Corporate United States Holders should consult their own tax advisors as to the application of Section 1059 of the Code to the Offer and the tax consequences of dividend treatment of the purchase of shares of the Common Stock pursuant to this Offer in their particular circumstances.

     Section 302 Tests—Determination of Sale or Distribution Treatment. Our purchase of shares of the Common Stock pursuant to the Offer will be treated as a sale of the shares of the Common Stock by a United States Holder if any of the following Section 302 tests is satisfied:

  as a result of the purchase, there is a “complete redemption” of the United States Holder’s equity interest in the Company;
  as a result of the purchase, there is a “substantially disproportionate” reduction in the United States Holder’s equity interest in the Company; or
  the receipt of cash by the United States Holder is “not essentially equivalent to a dividend.”

     As indicated above, if none of these tests is met with respect to a particular United States Holder, then our purchase of shares of the Common Stock pursuant to the Offer will be treated as a distribution. In applying the Section 302 tests, the constructive ownership rules of Section 318 of the Code generally apply. As a result, a United States Holder is treated as owning not only shares of the Common Stock actually owned by such holder but also shares of the Common Stock actually (and in some cases constructively) owned by certain related entities and individuals. Under the constructive ownership rules, a United States Holder will be considered to own shares of the Common Stock owned, directly or indirectly, by certain members of the holder’s family and certain entities (such as corporations, partnerships, trusts and estates) in which the United States Holder has an equity interest, as well as certain shares of the Common Stock which the United States Holder has an option to acquire.

  Complete Redemption. The purchase of shares of the Common Stock pursuant to the Offer will result in a “complete redemption” of a United States Holder’s equity interest in the Company, if, immediately after such purchase, such holder owns, actually and constructively, no shares of the Common Stock. In applying the “complete redemption” test, a United States Holder may be able to waive the application of constructive ownership through the family attribution rules, provided that such holder complies with the provisions of Section 302(c) of the Code and applicable Treasury Regulations. A United States Holder wishing to satisfy the “complete redemption” test through satisfaction of the special conditions set forth in Section 302(c) of the Code should consult their tax advisors concerning the mechanics and desirability of those conditions. A United States Holder who holds options to acquire shares of the Common Stock will be treated as theconstructive owner of such shares of the Common Stock, and therefore will not be eligible for “completeredemption” treatment, even if all of such Holder’s actual shares of the Common Stock are sold in the transaction.

  Substantially Disproportionate. In general, our purchase of a United States Holder’s shares of the Common Stock pursuant to the Offer will be “substantially disproportionate” as to a United States Holder if, immediately after the purchase, the percentage of the outstanding shares of the Common Stock that the United States Holder actually and constructively owns (including shares of the Common Stock constructively owned as a result of the ownership of options) is less than 80% of the percentage of the outstanding shares of the Common Stock actually and constructively owned by the United States Holder immediately before the purchase.
  Not Essentially Equivalent to a Dividend. Our purchase of a United States Holder’s shares of the Common Stock pursuant to the Offer will be treated as “not essentially equivalent to a dividend” if it results in a “meaningful reduction” in the United States Holder’s proportionate interest in the Company, given the United States Holder’s particular facts and circumstances. The IRS has indicated in a published ruling that even a small reduction in the percentage interest of a shareholder whose relative stock interest in a publicly held corporation is minimal and who exercises no control over corporate affairs should constitute a “meaningful reduction.” A United States Holder who intends to qualify for sale treatment by demonstrating that the proceeds received from us are “not essentially equivalent to a dividend” is strongly urged to consult its tax advisor because this test will be met only if the reduction in such holder’s proportionate interest in the Company is “meaningful” given the particular facts and circumstances of the holder in the context of the Offer. In particular, depending on the total number of shares of the Common Stock purchased pursuant to the Offer, it is possible that a tendering shareholder’s percentage interest in the Company (including any interest attributable to shares of the Common Stock constructively owned by the shareholder as a result of the ownership of options) could increase even though the total number of shares of the Common Stock held by such shareholder decreases.

     If a United States Holder sells shares of the Common Stock to persons other than us, gain or loss recognized on such sales will be capital gain or loss and will be long-term capital gain or loss if the holder held the shares of the Common Stock for more than one year at the date of the sale. If such sale occurs at or about the time such holder also sells shares of the Common Stock pursuant to the Offer, and the various sales effected by the United States Holder are part of an overall plan to reduce or terminate such holder’s proportionate interest in the Company, then the sales to persons other than us may, for United States federal income tax purposes, be integrated with the United States Holder’s exchange of shares of the Common Stock pursuant to the Offer and, if integrated, should be taken into account in determining whether such holder satisfies any of the Section 302 tests with respect to shares of our Common Stock sold to us.

     Consequences of the Offer to Non-United States Holders of Shares. The United States federal income tax treatment of our purchase of shares of the Common Stock from a Non-United States Holder pursuant to the Offer will depend on whether such holder is treated, based on the Non-United States Holder’s particular circumstances, as having sold the tendered shares of the Common Stock or as having received a distribution in respect of such Non-United States Holder’s shares of the Common Stock. The appropriate treatment of the purchase of shares of the Common Stock will be determined in the manner described above with respect to the United States federal income tax treatment of a purchase of shares of the Common Stock pursuant to the Offer in the case of United States Holders (see “Consequences of the Offer to United States Holders—Section 302 Tests—Determination of Sale or Distribution Treatment.”).

     A Non-United States Holder that satisfies any of the Section 302 tests explained above will be treated as having sold the shares of the Common Stock purchased by us pursuant to the Offer. A Non-United States Holder will generally not be subject to United States federal income tax (and would be eligible to obtain a refund of any amounts withheld as described below) on gain recognized on a sale of shares of the Common Stock unless any one or more of the following is true:

  the gain is effectively connected with a trade or business of the Non-United States Holder in the United States and, if certain tax treaties apply, is attributable to a permanent establishment in the United States maintained by such holder;

  in the case of an individual Non-United States Holder who holds the stock as a capital asset, the individual is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met; or
  in the case of a Non-United States Holder who owns or has owned, directly or indirectly, during the relevant statutory period more than 5% of the Common Stock, we are or have been a “United States real property holding corporation” and certain other requirements are met.

     We do not believe that we have been or currently are a “United States real property holding corporation.” Individual Non-United States Holders who are treated, for United States federal income tax purposes, as having sold their shares of the Common Stock to us pursuant to the Offer and that are present in the United States for 183 days or more during the year will be taxed on their gains from sale of shares of the Common Stock, net of applicable United States gains and losses from sale or exchanges of other capital assets incurred during the year, at a flat rate of 30%. Other Non-United States Holders who are treated as having sold their shares of the Common Stock to us pursuant to the Offer and that are subject to United States federal income tax on such sale (as described above) generally will be taxed on such disposition in the same manner in which a United States Holder would be taxed.

     If a Non-United States Holder does not satisfy any of the Section 302 tests explained above, the full amount received by the Non-United States Holder with respect to our purchase of shares of the Common Stock under the Offer will be treated as a distribution to the Non-United States Holder with respect to the Non-United States Holder’s shares of the Common Stock. The treatment, for United States federal income tax purposes, of such distribution as a dividend, a tax-free return of capital, or as a capital gain from the sale of shares of the Common Stock will be determined in the manner described above with respect to the United States federal income tax treatment of a purchase of shares of the Common Stock pursuant to the Offer in the case of United States Holders (see “Consequences of the Offer to United States Holders—Characterization of the Purchase—Distribution vs. Sale Treatment.”). As described more fully below, to the extent amounts received by a Non-United States Holder are treated as a dividend, such Non-United States Holder will be subject to withholding.

     Withholding for Non-United States Holders. Because, as described above, we cannot predict whether any particular shareholder will be subject to sale or distribution treatment, the Depositary generally will treat the cash received by a Non-United States Holder participating in the Offer as a dividend distribution from the Company. Accordingly, the Depositary generally will withhold United States federal income tax equal to 30% of the gross proceeds payable to the Non-United States Holder or his or her agent, unless (i) an exemption from, or a reduced rate of, withholding tax is available under a tax treaty or such gross proceeds are effectively connected with the conduct of a trade or business of the Non-United States Holder within the United States and (ii) the shareholder so certifies on the appropriate IRS Form W-8 as described below. In order to obtain a reduced rate of withholding under a tax treaty, a Non-United States Holder must deliver to the Depositary before the payment a properly completed and executed IRS Form W-8BEN and/or W-8IMY. In order to obtain an exemption from withholding on the grounds that the gross proceeds paid under the Offer are effectively connected with the conduct of a trade or business within the United States, a Non-United States Holder must deliver to the Depositary a properly completed and executed IRS Form W-8ECI. If tax is withheld, a Non-United States Holder may be eligible to obtain a refund of all or a portion of such tax withheld if such Non-United States Holder satisfies one of the Section 302 tests described above or is otherwise able to establish that no withholding or a reduced amount of withholding is due.

     NON-UNITED STATES HOLDERS MAY BE SUBJECT TO INCOME TAX ON THE SALE OF SHARES PURSUANT TO THE OFFER, EVEN IF SUCH HOLDERS WOULD NOT BE SUBJECT TO TAX IF THOSE SAME SHARES OF THE COMMON STOCK WERE SOLD ON THE OPEN MARKET. IN ADDITION, NON-UNITED STATES HOLDERS MAY BE SUBJECT TO A 30% WITHHOLDING TAX ON THE SALE OF SHARES OF THE COMMON STOCK PURSUANT TO THE OFFER, EVEN IF THE TRANSACTION IS NOT SUBJECT TO INCOME TAX. NON-UNITED STATES HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE UNITED STATES TAX CONSEQUENCES OF PARTICIPATION IN THE OFFER, INCLUDING THE APPLICATION OF UNITED STATES FEDERAL INCOME TAX WITHHOLDING RULES, ELIGIBILITY FOR A

REDUCTION OF OR AN EXEMPTION FROM WITHHOLDING TAX, AND THE REFUND PROCEDURE.

     Information Reporting and Backup Withholding. Payments made to holders in the Offer may be reported to the IRS. In addition, under the United States federal income tax laws, the Depositary will be required to backup withhold at the applicable statutory rate on the purchase price paid to certain shareholders (who are not “exempt” recipients) pursuant to the Offer. To avoid such backup withholding, each such United States Holder must provide the Depositary with such shareholder’s taxpayer identification number and certify that such shareholder is not subject to backup withholding by completing the Substitute Form W-9 in the Letter of Transmittal, or otherwise establish to the satisfaction of the Depositary that such shareholder is not subject to backup withholding. Certain “exempt” recipients (including, among others, all corporations and certain Non-United States Holders) are not subject to these backup withholding requirements. For a Non-United States Holder to qualify for such exemption, such Non-United States Holder must submit an IRS Form W-8BEN (or other applicable IRS Form), signed under penalties of perjury, attesting to such Non-United States Holder’s exempt status.

     Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be refunded or credited against the shareholder’s United States federal income tax liability if certain required information is furnished to the IRS. Shareholders should consult their own tax advisors regarding application of backup withholding in their particular circumstances and the availability of, and procedure for obtaining, an exemption from backup withholding under current Treasury Regulations.

15. Extension of the Offer; Termination; Amendment.

     We expressly reserve the right to extend the period of time the Offer is open and delay acceptance for payment of, and payment for, any shares of Common Stock by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. During any such extension, all shares previously tendered and not properly withdrawn will remain subject to the Offer and to the rights of a tendering shareholder to withdraw such shareholder’s shares.

     We also expressly reserve the right, in our sole discretion, not to accept for payment and not pay for any shares not previously accepted for payment or paid for, subject to applicable law, to postpone payment for shares or terminate the Offer upon the occurrence of any of the conditions specified in Section 7 by giving oral or written notice of the termination or postponement to the Depositary and making a public announcement of the termination or postponement. Our reservation of the right to delay payment for shares that we have accepted for payment is limited by Exchange Act Rule 13e-4(f)(3), which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of the Offer.

     Subject to compliance with applicable law, we further reserve the right, and regardless of whether any of the events set forth in Section 7 have occurred or are deemed by us to have occurred, to amend the Offer in any respect (including, without limitation, by decreasing or increasing the consideration offered in the Offer to holders of shares of Common Stock or by decreasing or increasing the number of shares being sought in the Offer). Amendments to the Offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment shall be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to shareholders in a manner reasonably designed to inform shareholders of the change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we will have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a press release to the Dow Jones News Service or comparable service.

     If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Exchange Act Rule 13e-4(f)(1)(ii). This rule and related releases and interpretations of the SEC provide that the minimum period during which an Offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of the terms or information. If:

  we increase or decrease the price to be paid for shares or increase or decrease the number of shares of the Common Stock being sought in the Offer and, in the event of an increase in the number of shares of the Common Stock being sought, the increase exceeds 2% of the outstanding shares of the Common Stock, and the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such an increase or decrease is first published, sent or given to security holders in the manner specified in this Section 14, then in each case the Offer will be extended until the expiration of the period of at least ten business days.

     If we purchase an additional amount of shares of the Common Stock that does not exceed 2% of the outstanding shares of the Common Stock (approximately 1,407,250 shares as of April 19, 2007), this will not be deemed a material change to the terms of the Offer and we will not be required to amend or extend the Offer. See Section 1.

16. Fees and Expenses.

     We have retained Banc of America Securities LLC and Wachovia Capital Markets, LLC to act as the “Dealer Managers” in connection with the Offer. The Dealer Managers may communicate with brokers, dealers, commercial banks and trust companies with respect to the Offer. The Dealer Managers will receive a reasonable and customary fee for these services. We also have agreed to reimburse the Dealer Managers for reasonable out-of-pocket expenses incurred in connection with the Offer, including reasonable fees and expenses of counsel, and to indemnify the Dealer Managers against liabilities in connection with the Offer, including liabilities under the federal securities laws. The Dealer Managers and their affiliates may actively trade the Company’s debt and equity securities for their own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in the Company’s securities.

     The Dealer Managers and their affiliates may provide, from time to time, investment banking and financial advisory services to the Company and our affiliates. The Dealer Managers and their affiliates receive customary fees for such services.

     We have retained Innisfree M&A Incorporated to act as Information Agent and American Stock Transfer & Trust Company, our transfer agent, to act as Depositary in connection with the Offer. The Information Agent may contact holders of shares by mail, telephone, telegraph and personal interviews and may request brokers, dealers, commercial banks, trust companies and other nominee shareholders to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including liabilities under the federal securities laws.

     We will not pay any fees or commissions to brokers, dealers, commercial banks, trust companies or other persons (other than fees to the Dealer Managers and the Information Agent as described above) for soliciting tenders of shares pursuant to the Offer. Shareholders holding shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs may apply if shareholders tender shares through the brokers or banks and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies or other nominees for customary mailing and handling expenses incurred by them in forwarding the Offer to Purchase, the Letter of Transmittal and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank, trust company or other nominee has been authorized to act as our agent or the agent of the Dealer Managers, the Information Agent or the Depositary for purposes of the Offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of shares except as otherwise provided in Instruction 7 in the Letter of Transmittal.

17. Miscellaneous.

     We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer or the acceptance of shares pursuant to the Offer is not in compliance with any applicable law, we will make a good faith effort to comply with the applicable law. If, after a good faith effort, we cannot comply with the applicable law, the Offer will not be made to, nor will tenders be accepted from or on behalf of, the holders of shares residing in that jurisdiction. In any jurisdiction where the securities, “blue sky” or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on our behalf by the Dealer Managers or one or more registered brokers or dealers licensed under the laws of the jurisdiction.

     Pursuant to Exchange Act Rule 13e-4, we have filed with the SEC the Schedule TO, which contains additional information relating to the Offer. The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner set forth in Section 10 with respect to information concerning our company.

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER YOUR SHARES IN THE OFFER. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL. ANY RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION MADE BY ANYONE ELSE MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE DEALER MANAGERS, THE DEPOSITARY OR THE INFORMATION AGENT.

PREMIERE GLOBAL SERVICES, INC.

April 23, 2007

     The Letter of Transmittal and certificates for shares, and any other required documents should be sent or delivered by each shareholder or the shareholder’s broker, dealer, commercial bank, trust company or nominee to the Depositary at one of its addresses set forth below. To confirm delivery of shares, shareholders are directed to contact the Depositary. Shareholders submitting certificates representing shares to be tendered must deliver such certificates together with the Letter of Transmittal and any other required documents by mail or overnight courier. Facsimile copies of share certificates will not be accepted.

The Depositary for the Offer is:

By Mail or Overnight Courier: American Stock Transfer & Trust Company Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, NY 11219	By Hand: American Stock Transfer & Trust Company Attn: Reorganization Department 59 Maiden Lane New York, NY 10038

Telephone confirm number: (877)-248-6417 or (718)-921-8317
Fax Number: (718)-234-5001

     Any questions or requests for assistance may be directed to the Information Agent or the Dealer Managers at their respective telephone numbers and addresses set forth below. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal or related documents may be directed to the Information Agent at its telephone numbers or address set forth below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

INNISFREE M&A INCORPORATED
501 Madison Avenue, 20th Floor
New York, NY 10022

Shareholders call toll free at: (888) 750-5834
Banks and brokers call collect at: (212) 750-5833

The Dealer Managers for the Offer are:

Banc of America Securities LLC 9 West 57th Street New York, NY 10019 Tel: (212) 583-8426 Toll Free: (888) 583-8900 ext. 8426	Wachovia Securities 375 Park Avenue, 4th Floor New York, NY 10152 Attn: Tom Yates Tel: (212) 214-6129 Toll Free: (800) 532-2916